Dated May 12, 2006

BIO-LAB, INC.

GREAT LAKES CHEMICAL CORPORATION

GREAT LAKES CHEMICAL (EUROPE) GmbH

CHEMTURA JAPAN LTD

GREAT LAKES CHEMCIAL FAR EAST LTD

GREAT LAKES CHEMICAL(S) PTE LIMITED

GREAT LAKES MANUAFACTURING (UK) LIMITED

GREAT LAKES SALES (ITALY) Srl

BAYROL IBERICA S.A.

CHEMTURA CORPORATION

BWA WATER ADDITIVES UK LIMITED

BWA WATER ADDITIVES JAPAN K. K.

BWA WATER ADDITIVES USA LLC

and

MCAW GROUP LIMITED
___________________________________

AGREEMENT

for the sale and purchase of the business and certain
assets of the industrial water additives
business of the Great Lakes Chemical Group
___________________________________

Baker & McKenzie LLP

London
Ref: GF/JXH/AO

CONTENTS

Clause Page

1. Interpretation *

2. Sale and Purchase of Business *

3. Consideration *

4. Completion *

5. Advance Receipts, Prepayments and Apportionments *

6. Responsibility for Liabilities *

7. Business Contracts *

8. Employees *

9. Pensions *

10. Independent Accountants *

11. Undertakings *

12. Waiver of Bulk Sales Act *

13. Warranties and indemnities *

14. Announcements *

15. Post Completion Obligations *

16. VAT and Other Transfer Taxes *

17. Third Party Registered Intellectual Property *

18. Counterparts *

19. Further Assurance *

20. Variation, Waiver and Consent *

21. Entire Agreement *

22. Default Interest *

23. Notices *

24. Costs *

25. Rights of Third Parties *

26. Business Transfer Agreements *

27. Time of the Essence *

28. Continuing Effect *

29. Severability *

30. Assignment *

31. Governing Law and Submission to Jurisdiction *

Schedule 1 *

SCHEDULE 2 *

Completion *

Part 1: Sellers' Obligations at Completion *

Part 2: Purchasers' Obligations at Completion *

SCHEDULE 3 *

Warranties *

SCHEDULE 4 *

Limitations on Liability under the Warranties *

SCHEDULE 5 *

Pensions *

Part 1: Provisions concerning Employees in the United Kingdom or other Automatic Transfer Countries *

Part 2: Pension/Employee Benefits Provisions Concerning Employees in the United States of America or any other Jurisdiction where there is no Principle of Automatic Transfer of Employment *

SCHEDULE 6 *

Business Intellectual Property *

Part 1: Patents *

Part 1(a): *

Part 1(b): *

Part 1(c): *

Part 2: Trade Marks *

Part 2(a): *

Part 2(b): *

Part 2(c): *

Part 3: Excluded Intellectual Property *

Part 4: Business Intellectual Property licensed to the Business *

SCHEDULE 7 *

Equipment *

SCHEDULE 8 *

Employees *

Part 1:The Transferring Employees *

Part 2: The Non-Transferring Employees *

Part 3: Provisions concerning Employees in the United Kingdom or other Automatic Transfer Countries *

Part 4: Provisions Concerning Employees in the United States of America or any other Jurisdiction where there is no Principle of Automatic Transfer of Employment *

SCHEDULE 9 *

Business Contracts *

Part 1: Customer Contracts *

Part 2: Distribution Contracts *

Part 3 *

Part 4: Intellectual Property Contracts *

Part 5: Supplier Contracts *

Part 6: Agency Contracts *

Part 7: Miscellaneous Contracts *

Part 8: Excluded Contracts *

SCHEDULE 10 *

Allocation of Consideration *

SCHEDULE 11 *

Determination and Confirmation of the Inventory Amount *

SCHEDULE 12 *

Retention Contracts *

SCHEDULE 13 *

SCHEDULE 14 *

Part 1 - BioLab Gulf

    Part 2 - BioLab Arabia

DATE:        MAY 12, 2006

PARTIES:

  BIO-LAB, INC, a company incorporated under the laws of the state of Delaware, USA with federal identity number 22-2268754 and state of Delaware identity number 0867630 and having its registered office at c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware (USA) 19808;

  GREAT LAKES CHEMICAL CORPORATION, a company incorporated under the laws of the State of Delaware, USA with federal identity number 95-1765035 and state of Delaware identity number 0741228 and having its registered office at c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware (USA) 19808 ("GLCC");

  GREAT LAKES CHEMICAL (EUROPE) GmbH, a company incorporated under the laws of Switzerland, with registered number CH-440.4.002.948-2 and having its registered office at Bahnhofplatz 65, CH-8501Frauenfeld (Switzerland) ("GLCE");

  CHEMTURA JAPAN LTD, a company incorporated under the laws of Japan with registered number 0104-01-046443 and having its registered office at Shimbashi SY Building, 4F, No. 1-14-2, Nishi-Shimbashi, Minato-ku, Tokyo, Japan;

  GREAT LAKES CHEMICAL FAR EAST LTD, a company incorporated under the laws of Hong Kong with registered number 474406 and having its registered office at Room 2302, 23/F, PCCW Tower, Taikoo Place, 979 King's Road, Quarry Bay, Hong Kong SAR;

  GREAT LAKES CHEMICAL (S) PTE LIMITED, a company incorporated under the laws of Singapore with registered number 199902606C and having its registered office at 10 Collyer Quay #19-08, Ocean Building, Singapore 049315;

  GREAT LAKES MANUFACTURING (UK) LIMITED, a company incorporated under the laws of England and Wales with registered number 02624692 and having its registered office at Tenax Road, Trafford Park, Manchester, M17 1WT ("GLMUK");

  GREAT LAKES SALES (ITALY) Srl, a company incorporated under the laws of Italy with registered number 69199/1999 and having its registered office at Via Cornaggia Carlo Ottavio Nr. 10, Milan, Italy;

  BAYROL IBERICA S.A., a company incorporated under the laws of Spain with registered number (Número de Identificación Fiscal) A083228254 and having its registered office at Paseo de Gracia n. 32, Principal 4a, E - 08007, Barcelona, Spain;

  (the first to the ninth parties being collectively referred to as the "Sellers" and each individually as a "Seller");

  CHEMTURA CORPORATION, a company incorporated under the laws of the state of Delaware, USA with federal identity number 52-2183153 and state of Delaware identity number 3046078 and having its registered office at c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware (USA) 19808 ("Chemtura Corporation");

  BWA WATER ADDITIVES UK LIMITED, a company incorporated under the laws of England and Wales with registered number 5657343 and having its registered office at 100 Barbirolli Square, Manchester M2 3AB ("BWA UK");

  BWA WATER ADDITIVES JAPAN K. K, a Kabushiki Kaisha under the laws of Japan ("BWA Japan");

  BWA WATER ADDITIVES USA LLC, a limited liability company formed under the laws of Delaware and having its registered office at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County ("BWA USA"); and

  MCAW GROUP LIMITED, a company incorporated under the laws of England and Wales with registered number 5643506 and having its registered office at 100 Barbirolli Square, Manchester M2 3AB ("Holdco").

(the eleventh to the fourteenth parties being collectively referred to as the "Purchasers" and each individually as a "Purchaser").

RECITALS:

  The Sellers carry on the Business.

  GLCE owns the entire issued share capital of BioLab Gulf.

  BioLab Gulf owns 49% of the shares in BioLab Arabia.

  The Sellers have agreed to sell and the Purchasers have agreed to purchase the Business as a going concern and all the Assets, together with the BioLab Arabia Capital Indebtedness, the BioLab Arabia Trade Payable and the BioLab Gulf Shares (to be purchased by Holdco), on the terms set out in this Agreement.

IT IS AGREED as follows:

  Interpretation

  Defined terms

  In this Agreement, the following words and expressions shall have the following meanings:

  "Accounting Principles" means the accounting principles set out in schedule 11;

  "Accounts Payable" means all amounts owing and payable by the Sellers (whether or not invoiced and whether or not due and payable) to creditors and all other actual or contingent liabilities and obligations of the Sellers of whatsoever nature (including Tax), whether or not owing in respect of or relating to the carrying on of the Business, or the performance of obligations or liabilities under the Business Contracts or the ownership or use of the Assets, or the supply of goods or services provided in the course of the Business or otherwise whatsoever in relation to the period on or before the Completion Date;

  "Accounts Receivable" means all amounts owing to the Sellers (whether or not invoiced and whether or not due and payable) from debtors of whatsoever nature whether or not owing to the Sellers in respect of or relating to the carrying on of the Business, or the performance of obligations or liabilities under the Business Contracts or the ownership or use of the Assets or the supply of goods or services provided in the course of the Business or otherwise whatsoever in relation to the period on or before the Completion Date but excluding the BioLab Arabia Capital Indebtedness;

  "Adrian Know-How Licence Agreement" means the know-how licence agreement in the agreed form to be entered into on the Completion Date by GLCC and BWA UK in respect of the BCDMH Know-How and P-DMH Know-How;

  "Adrian Supply Agreement" means the agreement in the agreed form to be entered into on the Completion Date by Bio-Lab, Inc. and BWA UK for the supply of certain products sold by the Business;

  "Advance Receipts" means all amounts received (whether by deposit, pre-payment or otherwise) by or on behalf of the Sellers on or before the Completion Date so far as the same relate to any goods or services to be provided by the Purchasers after the Completion Date;

  "Alexandria Lease" means the lease agreement entered into by the Representative Office of GLCC in Egypt and Ms. Magda Farid Mohamed dated 1 August 1999 in relation to certain premises in Alexandria;

  "Assets" means all the assets, contracts and rights to be sold and transferred to the Purchasers under this Agreement as described in clause 2.1;

  "Automatic Transfer Country" means the United Kingdom, Italy, Spain, Singapore (to the extent provided under local law) or any other jurisdiction in which the Transfer Regulations apply. For the avoidance of doubt, the United States of America, Canada, Egypt, the United Arab Emirates, the People's Republic of China and Japan are not Automatic Transfer Countries;

  "Balancing Payment Date" means the date falling seven days after the Inventory Adjustment Confirmation Date;

  "BCDMH Access Letter" means the access letter to be entered into between Bio-Lab, Inc and BWA UK in the agreed form;

  "BCDMH Know-How" means all technical, industrial and commercial information and techniques existing in whatever form or media including (but not limited to) information and techniques concerned with (i) the design, development, or manufacture of any products (including any processes and methodologies used to design, develop or manufacture such products which are not exclusively related to the facility, plant or equipment where they are designed, developed or manufactured); (ii) the marketing of any products or services (including potential customer and supply lists, sales statistics, surveys, reports and market share data); (iii) the production, selection and purchase and/or use of components, parts or raw materials; (iv) any engineering and chemical data, specifications, formulae, experience, component lists, instructions or designs and diagrams in each case relating to BCDMH;

  "BioLab Arabia" means BioLab Arabia Limited, further details of which are set out in part 2 of schedule 14;

  "BioLab Arabia Capital Indebtedness" means the Indebtedness due from BioLab Arabia to GLMUK at Completion in respect of capital loans made by GLMUK to BioLab Arabia (but excluding, for the avoidance of doubt, the BioLab Arabia Trade Payable) and which amounted to US$ 3,582,830 as at 30 April 2006;

  "BioLab Arabia Third Party Indebtedness" means any and all Indebtedness which BioLab Arabia owes on the Completion Date to any lender not being a member of the Sellers' Group or a shareholder of BioLab Arabia (excluding, for the avoidance of doubt, the BioLab Arabia Trade Payable and the BioLab Arabia Capital Indebtedness);

  "BioLab Arabia Trade Payable" means the amount due as at the Completion Date to the Sellers from BioLab Arabia in respect of goods supplied by them to BioLab Arabia in the ordinary course of business (but excluding the BioLab Arabia Capital Indebtedness) and which amounted to US$ 2,557,024 as at 30 April 2006;

  "BioLab Arabia Shares" means the 7,840 shares of SR500 each in the issued share capital of BioLab Arabia owned by BioLab Gulf;

  "BioLab Arabia Shareholders' Agreement" means the shareholders agreement dated 15 July 2001 between BioLab Gulf and Al-Hejailan Projects Engineering Company, a copy of which is attached to the Disclosure Letter as item 1.85.2 of the Disclosure Bundle;

  "BioLab Gulf" means BioLab (Gulf) GmbH, further details of which are set out in part 1 of schedule 14;

  "BioLab Gulf Shares" means the 1 fully paid quota of CHF 20,000 in BioLab Gulf owned by GLCE;

  "BioLab Gulf Transfer Agreement" means the public deed in the agreed form to be entered into between GLCE and Holdco for the transfer of the BioLab Gulf Shares;

  "Business" means such part of each Sellers' businesses as relate to the manufacturing process, development, marketing and sale of water treatment antiscalants, corrosion inhibitors and microbiocides, primarily for water and water purification applications, including but not limited to the Products and operated primarily under the Business Names and identified by the Sellers as their industrial water additives business and carried on by the Sellers at the date of this Agreement, but excluding, for the avoidance of doubt, the Pool and Spa Business and the Liquibrom Business;

  "Business Contracts" means the Customer Contracts, the Distribution Contracts, the Equipment Contracts, the Intellectual Property Contracts and the Supplier Contracts and all other contracts, arrangements and commitments entered into and orders placed or received on or before Completion by or on behalf of the Sellers exclusively in connection with the Business (excluding the Transaction Documents) and which at Completion remain (in whole or in part) to be performed but excluding: (1) contracts with Employees, (2) contracts relating to the use or occupation of the Properties (other than the occupation of a part of the premises of Advanced Watertek LLC in Dubai pursuant to an oral licence to occupy which shall be a Business Contract for the purposes of this Agreement) and (3) contracts for the purchase of raw materials, supplies, parts and components to be used in the manufacture of products to be supplied to the Purchasers (or as they may direct) by members of the Sellers' Group pursuant to the Supply Agreements;

  "Business Day" means a day (excluding Saturday) on which banks generally are open in the City of London and New York for the transaction of normal banking business;

  "Business Employee" means any individual employed by any of the Sellers or members of the Sellers' Group in a jurisdiction other than an Automatic Transfer Country who provides services primarily to the Business (or in the case of Singapore, any individual who provides services primarily to the Business but does not transfer to the Purchasers automatically by operation of law);

  "Business Information" means all information existing at the Completion Date either (i) owned by or (ii) in the possession, custody or control of the Sellers (and in respect of which the Sellers are legally entitled to pass title to the Purchasers) and in any way relating to the Business including but not limited to the Regulatory Information, details of customers, suppliers, distributors and agents, sales and marketing information (including but not limited to sales targets, sales statistics, market share statistics and market surveys) and information relating to present and future business operation, administration and development or planning, information relating to discounts, commissions and rebates received and/or paid and litigation or legal advice, in whatever form (including computer disks or tapes) that information may be recorded or stored, but not including any information which relates exclusively to the Plant or the specifications or configurations of any of the equipment located onsite at the Plant, to the extent that such information, specifications or configurations are not necessary or desirable for the process of manufacturing the Products generally as opposed to specifically at the Plant;

  "Business Intellectual Property" means all Intellectual Property owned by the Sellers or any member of the Sellers' Group at the Completion Date which is used in, or has been developed for use in, or is required or intended for use in relation to the Business including but not limited to the Confidential Information and the unregistered trade marks assigned under the IP Assignments and the Intellectual Property listed in parts 1 and 2 of schedule 6 but excluding the Excluded Intellectual Property;

  "Business Names" means "BioLab IWA" and/or "BioLab Industrial Water Additives";

  "Business Records" means all books and records in whatever form (including computer disks or tapes) either (i) owned by or (ii) in the possession, custody or control of the Sellers (and in respect of which the Sellers are legally entitled to pass title to the Purchasers) containing or relating to Business Information or on which Business Information is recorded or stored but excluding the Excluded Business Records;

  "Business Transfer Agreements" means the asset purchase agreements in the agreed form to be entered into between certain Sellers and the relevant Purchaser for the transfer of such Assets as are owned by the relevant Sellers in Italy, Japan and the USA;

  "CHAPS" means the clearing houses automated payment system or any other method of electronic transfer for same-day value;

  "Chemtura Group" means the group of companies comprising Chemtura Corporation and any subsidiary company from time to time of Chemtura Corporation;

  "Completion" means completion of the sale and purchase of the Business and the Assets in accordance with clause 4;

  "Completion Date" means the date upon which Completion takes place in accordance with clause 4;

  "Confidential Information" means Know How and all other trade secrets and information of a confidential nature (including, without limitation, all proprietary formulas, designs, specification, drawings, data, manuals or instructions, technical, industrial and commercial information and techniques in whatever form (including computer disks or tapes) that information may be recorded or stored);

  "Consideration" means the Initial Consideration:

      plus the amount (if any) by which the Inventory Amount exceeds the Reference Inventory Amount as calculated in accordance with clause 3.2; or

      minus the amount (if any) by which the Inventory Amount is less than the Reference Inventory Amount (treating such shortfall as a positive number for the purposes of this calculation) as calculated in accordance with clause 3.3; and

      less an adjustment amount in respect of net accounts receivable as calculated in accordance with paragraph 4 of Schedule 11;

"Control" shall be interpreted in accordance with the definition set out in Section 840 of the Income and Corporation Taxes Act 1988;

"Cost of Goods" means the invoice price paid to the supplier.

"Customer Contracts" means all contracts, commitments and arrangements entered into and orders received on or before the Completion Date by or on behalf of the Sellers with customers for the sale or supply of goods or services by the Sellers in connection with the Business which at Completion remain to be performed in whole or in part, and including, but not limited to, those listed in part 1 of schedule 9;

"Disclosure Bundle" shall have the meaning ascribed to it in the Disclosure Letter;

"Disclosure Letter" means the letter of the same date as this Agreement (including the content of any schedule or appendix thereto) from the Sellers to the Purchasers and Holdco together with all documents annexed to it in the agreed form;

"Distribution Contracts" means all agency, distributorship, franchise and other like agreements, arrangements and commitments entered into by or on behalf of the Sellers in connection with the Business which at Completion remain to be performed (in whole or in part and including, but not limited to, those listed in part 2 of schedule 9);

"DMH-01 Licence" means the licence in respect of DMH-01 in the agreed form between the relevant Seller and the relevant Purchaser;

"Domain Names" means "wateradditives.com" registered to BioLab Water Additives Business and "onsightview.com" registered to Bio-Lab Services Inc;

"Employee Lease Agreement" means the employee leasing agreement for USA and Canada in the agreed form to be entered into by GLCC and Holdco on the Completion Date;

"Employees" means the Transferring Employees and the Non-Transferring Employees;

"Employment Law" means all and any laws, including without limitation, common law, civil law, civil code, statutes, legislation, directives, recommendations, regulations, notices, codes of practice, guidance notes, judgments, decrees or orders, whether of the European Community, the USA, the UK, Italy, Spain, Singapore, Canada, Egypt, the United Arab Emirates, the People's Republic of China or any other relevant jurisdiction, relating to or connected with (1) the employment of employees including but not limited to their health and safety at work and (2) the engagement, use and termination of engagement of individuals other than employees who provide services including but not limited to their health and safety at work;

"Employment Liabilities" means all Losses connected with or arising from any Employment Law;

"Encumbrance" means any mortgage, charge, pledge, lien, adverse claim, restriction, assignment, hypothecation, security interest, title retention or any other encumbrances or third party rights or claims of any kind (other than repairmen's, carriers', workers', lessors' and similar liens arising or incurred in the ordinary course of business and provisions constituting reservation and retention of title clauses entered into in the ordinary course of business);

"Environmental Laws" means all local, state and federal Laws relating to (a) protection of surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air, (b) pollution control, (c) product registration and (d) Hazardous Materials.

"Event" means any event, occurrence, transaction, or act whatsoever;

"Equipment" means the office and laboratory equipment specified in schedule 7 but excluding for these purposes any such items which are the subject of Equipment Contracts;

"Equipment Contracts" means all contracts, commitments and arrangements entered into and orders placed or received on or before the Completion Date by or on behalf of the Sellers in relation to the leasing, lease purchase, hire or hire purchase, credit sale, conditional sale or sale by instalments of goods or equipment in connection with the Business which on Completion remain to be performed in whole or in part;

"ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended;

"Escrow Account" means the interest bearing deposit account with National Westminster Bank PLC to be opened in the joint names of the Seller's Solicitors and the Buyer's Solicitors and operated in accordance with clause 15.2;

"Escrow Agreement" means the agreement to be entered into between GLCC and Holdco, the Sellers' Solicitors and the Buyers' Solicitors in connection with the operation of the Escrow Account in the agreed form;

"Escrow Sum" means the sum of US$1,372,000 to be paid into the Escrow Account in accordance with clause 15.2;

"Excluded Assets" means the assets referred to in clause 2.2 which are excluded from the sale and purchase pursuant to this Agreement;

"Excluded Business Contracts" means those contracts set out in part 8 of Schedule 9;

"Excluded Business Records" means the Sellers' statutory books and accounting records and all other records which do not relate to the Business (including those relating to Tax) and documents which are legally privileged such that the transfer of such documents to the Purchasers would result in the document losing its legally privileged status;

"Excluded Intellectual Property" means the Trafford Park IP, the Intellectual Property listed in part 3 of schedule 6 and all patents, patent applications, trade marks and trade mark applications other than the Patents and the Trade Marks and the Trafford Park IP;

"Excluded Inventory" means

(a) raw materials, supplies, parts and components relating to the Business to be used in the manufacture of products pursuant to (and as defined in) the Supply Agreements on hand at Completion at any of Sellers' or Sellers' agents' facilities, but excluding any such assets on hand at Completion at BioLab Arabia's or its agents' facilities;

(b) finished goods in transit to customers as at the Completion Date in respect of which an invoice has been raised by the Sellers to a third party customer;

(c) obsolete goods, which shall be determined and agreed in accordance with the provisions set out in schedule 11;

(d) such quantity of the finished goods (including the related packaging materials) which are held or owned by the Sellers at the Completion Date and relate exclusively to the Business as result in the value of all such finished goods (valued as at the Completion Date in accordance with the provisions set out in schedule 11 and the Accounting Principles) exceeding the sum of the Reference Inventory Amount plus US$ 1 million, it being recorded that such quantity shall be identified on a pro rata basis;

"Excluded Liabilities" means all debts, creditors and liabilities (including the Accounts Payable) of the Sellers (whether or not invoiced and whether or not due and payable) and all other actual or contingent liabilities of the Sellers of whatever nature (including any liability of any Seller or any member of the Sellers' Group to Tax or under the US Pension Plans) whether or not occurring in respect of or relating to the carrying on of the Business or the performance of obligations under the Business Contracts or the ownership or use of any Assets or the supply of goods or services provided in the course of the Business or otherwise whatsoever in relation to the period on or before the Completion Date other than any liabilities expressly assumed by the Purchasers under the Transaction Documents;

"Financial Accounts" means the management accounts for the Business for the period 1 January 2005 to the Financial Accounts Date, previously supplied to the Purchasers and which are attached to the Disclosure Letter;

"Financial Accounts Date" means 31 March 2006;

"Freight out" means all associated freight costs;

"Goodwill" means the goodwill and undertaking of the Sellers to the extent that it relates to the Business including the exclusive right for the Purchasers to represent themselves as carrying on the Business in succession to the Sellers;

"Governmental Entity" means any federal, state, local or other governmental or regulatory authority or agency or any court, whether domestic or foreign;

"Gross Profit Margin" means Gross Sales Revenue less Cost of Goods, Warehousing and Freight out;

"Gross Profit Margin Confirmation Date" means the date upon which, pursuant to clause 15.10, the Gross Profit Margin Final Confirmation shall be issued;

"Gross Profit Margin Final Confirmation" shall mean the final confirmation of the Gross Profit Margin Statement, being either:

      the confirmation issued by GLCC pursuant to clause 15.10(a) on agreeing the Gross Profit Margin Statement in which case the Gross Profit Margin Final Confirmation shall be treated as being issued five Business Days after the date of its issue by GLCC; or

      the Gross Profit Margin Joint Resolution (if a disagreement shall have been resolved as mentioned in clause 15.10(a)) in which case the Gross Profit Margin Final Confirmation shall be treated as being issued five Business Days after the date upon which the Gross Profit Margin Joint Resolution has been given; or

      the decision of the Independent Accountants (if any matter shall be referred to the Independent Accountants as mentioned in clause 15.10(b)) in which case the Gross Profit Margin Final Confirmation shall be treated as being issued five Business Days after the date upon which the decision shall have been given.

"Gross Profit Margin Joint Resolution" shall mean the joint resolution between BWA UK (on behalf of the Purchasers) and GLCC (on behalf of the Sellers) as envisaged in clause 15.10(a);

"Gross Profit Margin Statement" shall mean the statement showing the calculation of the Gross Profit Margin, as referred to in clause 15.9(a);

"Gross Sales Revenue" means the aggregate invoiced amounts net of any cash discounts and customer rebates granted in respect of the relevant period;

"Hazardous Materials" means any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by the Seller is in any way governed by or subject to any applicable Environmental Law;

"Indebtedness" means any borrowing or indebtedness in the nature of borrowing;

"Initial Consideration" means US$ 85,000,000;

"Intellectual Property" means Confidential Information, and all patents, registered designs, trade marks and service marks, copyrights (including rights in computer software), database rights, and other intellectual property rights in each case whether registered or unregistered and including applications for the grant of any of the foregoing and the right to apply for registration or protection of any of the foregoing subsisting at any time in any part of the world and including (without limitation) all rights in inventions, discoveries, products, prototypes, designs, drawings, patterns, techniques, computer programs, source codes, Domain Names, semi-conductor topographies, trading, business or brand names, goodwill or the style of presentation of the goods or services or related marketing materials or any improvement of any of the foregoing;

"Intellectual Property Contracts" means all contracts, arrangements, commitments, licences, authorisations and permissions relating to the use, enjoyment and/or exploitation by (1) a Seller of any Intellectual Property or Business Information used exclusively in connection with the Business as carried on at the Completion Date and (2) any third party of any Business Intellectual Property or Business Information and including, but not limited to those listed in part 4 of schedule 6;

"Inventory Amount" means the value of the Purchased Inventory (to be determined in accordance with the provisions set out in schedule 11 and the Accounting Principles);

"Inventory Amount Final Confirmation" shall have the meaning ascribed to it in Schedule 11;

"Inventory Amount Joint Resolution" shall have the meaning ascribed to it in Schedule 11;

"Inventory Amount Statement" shall have the meaning ascribed to it in Schedule 11;

"Inventory Adjustment Confirmation Date" means the date upon which, pursuant to schedule 11, the Inventory Amount Final Confirmation shall be issued;

"IP Assignments" means the assignments in agreed form to be entered into between BWA UK and each of the Sellers on the Completion Date in respect of the assignment of the Business Intellectual Property;

"Know How" means all technical, industrial and commercial information and techniques existing in whatever form or media including (but not limited to) information and techniques concerned with (i) the design, development, or manufacture of any products (including any processes and methodologies used to design, develop or manufacture such products which are not exclusively related to the facility, plant or equipment where they are designed, developed or manufactured); (ii) the marketing of any products or services (including potential customer and supply lists, sales statistics, surveys, reports and market share data); (iii) the production, selection and purchase and/or use of components, parts or raw materials; (iv) any engineering and chemical data, specifications, formulae, experience, component lists, instructions or designs and diagrams but excluding the Trafford Park IP;

"Laws" means all applicable statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, all Governmental Entities, in each case to the extent that they have the force of law;

"Lease Assignment" means the assignment agreement in the agreed form to be entered into between BWA UK and GLCC whereby the Alexandria Lease will be assigned by GLCC to BWA UK on Completion;

"Liquibrom Business" means the business conducted by the Sellers and any other members of the Sellers' Group with respect to the manufacture, development, marketing and sale of sodium bromide aqueous solutions, used primarily in cooling water disinfection applications;

"Liquibrom Distribution Agreement" means the agreement (in the agreed form) to be entered into between Chemtura Corporation and BWA US on Completion, in respect of the sale to BWA US of Liquibrom for on-sale by BWA US;

"Losses" includes, in respect of any matter, event or circumstance, all demands, claims, actions, proceedings, damages, payments, fines, penalties, losses, costs (including reasonable legal costs), expenses (including taxation), disbursements or other liabilities in any case of any nature whatsoever;

"Merger Control Authority" means any authority in any relevant jurisdiction which is responsible for supervising, approving and otherwise regulating mergers affecting such jurisdiction;

"Non-Transferring Employees" means a) any employee of the Sellers or a member of the Sellers' Group who is not a Transferring Employee and does not otherwise become an employee of any member of the Purchasers' Group, including but not limited to those listed in part 2 of Schedule 8, and b) any persons who provide services personally to the Sellers or a member of the Sellers' Group in any jurisdiction whatsoever other than as an employee and whose engagement is not assigned or novated to the relevant Purchaser or other member of the Purchasers' Group and who does not otherwise provide services to the relevant Purchaser or the Purchasers' Group;

"Patents" means the patents and patent applications more particularly detailed in part 1 of schedule 6;

"P-DMH Know-How" means all technical, industrial and commercial information and techniques existing in whatever form or media including (but not limited to) information and techniques concerned with (i) the design, development, or manufacture of any products (including any processes and methodologies used to design, develop or manufacture such products which are not exclusively related to the facility, plant or equipment where they are designed, developed or manufactured); (ii) the marketing of any products or services (including potential customer and supply lists, sales statistics, surveys, reports and market share data); (iii) the production, selection and purchase and/or use of components, parts or raw materials; (iv) any engineering and chemical data, specifications, formulae, experience, component lists, instructions or designs and diagrams in each case relating to P-DMH;

"Pension Arrangements" means:

      the UK Pension Arrangement;

      the RRSP Matching Arrangement for S. Strba; and

      the US Pension Plans;

"Plant" means the plant and any and all equipment and facilities located at Tenax Road, Trafford Park, Manchester, M17 1WT;

"Pool and Spa Business" means the business conducted by the Sellers and other members of the Sellers' Group with respect to the developing, manufacturing, packaging, marketing, distributing, selling and providing services relating to chemicals, feeders, controllers, treatment devices and other products for use in or associated with pools and spas (residential and commercial), fountains, water features, water parks and amusement parks;

"Prepayments" means all amounts paid (whether by deposit, prepayment or otherwise) on or before the Completion Date by or on behalf of the Sellers so far as the same relate to anything (including any service) to be provided to the Purchasers under any of the Business Contracts or otherwise in connection with the carrying on of the Business in the ordinary course after the Completion Date (but excluding, for the avoidance of doubt, liabilities in respect of Tax and amounts paid in respect of raw materials, supplies, parts or components to be used in the manufacture of products or services to be supplied by members of the Sellers' Group pursuant to, or any other matters in any way relating to, the Supply Agreements or the Transitional Services Agreement);

"Proceedings" means any proceedings, suit or action arising out of or in connection with this Agreement;

"Products" means the "Products" as defined in the Trafford Park Supply Agreement and the Bromicide Gel products referred to in the Adrian Supply Agreement;

"Proguard Trade Mark Licence" means the licence for the PROGUARD WATER SOLUTIONS trade marks in the agreed form to be entered into at Completion between BioLab, Inc and BWA UK;

"Property Agreements" means the leases in the agreed form to be entered into at Completion between GLMUK and BWA UK in respect of part of the UK Premises

"Properties" means all freehold or leasehold property or properties owned or leased by the Sellers and used in connection with the Business;

"Purchased Inventory" means finished goods (including the related packaging materials) which are held or owned by the Sellers at the Completion Date and relate exclusively to the Business (but excluding the Excluded Inventory), the value of which as at the Completion Date shall be agreed in accordance with the provisions set out in schedule 11 and the Accounting Principles;

"Purchasers' Group" means the group of companies comprising the Purchasers, Holdco, any holding company from time to time of the Purchasers or Holdco and any subsidiary of the Purchasers or Holdco or of any such holding company and "member of the Purchasers' Group" shall be construed accordingly;

"Purchasers' Solicitors" means Addleshaw Goddard of 100 Barbirolli Square, Manchester M2 3AB;

"Reference Inventory Amount " means US$12,200,000, calculated based on the value of the Business' finished goods as at 31 January 2006;

"Regulatory Information" means all regulatory information existing at the Completion Date either:

(i) owned by; or

(ii) in the possession, custody or control of the Sellers (and in respect of which the Sellers are legally entitled to pass title to the Purchasers) and relating to the Business including but not limited to information relating to:

(a) product registrations (including EPA FIFRA, PMRA, SYKE, KEMI, CTB);

(b) product approvals (including FDA, USDA, Manchester Beth Din Kosher approval, CEFAS);

(c) product certifications (including NSF Std 60, Kiwa ATA);

(d) chemical registrations (including ELINCS registration, confidential listings on DSL in Canada);

(e) toxicological studies and ecotoxicological studies conducted on chemicals and products being sold;

(f) dossier submissions, completed application forms, IUCLID documents;

(g) risk assessments and occupational exposure information for Product Stewardship or product registration purposes;

(h) letters of access for customer product registrations; and

(i) such other data and information used to support product registrations, approvals and/or certificates,

in each case in connection with the Business, but excluding any such information relating to those products for which a licence or sublicence to access will be provided pursuant to a separate agreement between the parties, or for which separate arrangements have been made by the parties under the Regulatory Services Agreement;

"Regulatory Services Agreement" means the agreement in the agreed form to be entered into at Completion between Bio-Lab, Inc. and Holdco;

"Release" means, with respect to any Hazardous Material, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air;

"Relief" means any loss, allowance, exemption, set-off, deduction, credit or other relief from or relating to any Tax or to the computation of income, profits or gains for the purpose of any Tax and any right to a repayment of Tax;

"Relevant Associate" means a relevant associate as defined in paragraph 3(7) of Schedule 10 of the VATA;

"Retention Contracts" means the contracts listed in schedule 12;

"Sales Documentation" means all sales publications, advertising and promotional materials, printed terms and conditions of sale or supply, business forms, instructional material and other technical and sales materials which are owned by the Sellers on the Completion Date and relate to the Business;

"Sellers' Group" means the group of companies comprising GLCC, any holding company from time to time of GLCC and any subsidiary of GLCC or any such holding company and "member of the Sellers' Group" shall be construed accordingly;

"Sellers' Solicitors" means Baker & McKenzie LLP of 100 New Bridge Street, London, EC4V 6JA;

"Senior Management" means Beverley Hepburn, J.C. Shia, Alastair Sholl, Paul Turgeon, Colin Hogan, Bob Bentley and Mike Finan;

"Service Document" means a document relating to or in connection with any Proceedings;

"SIDF Loan" means the loan of US$2.8million made by the Saudi Industrial Development Fund to BioLab Arabia pursuant to an agreement between the parties dated 23 April 2003;

"SIDF Guarantee" means the guarantee dated 8 March 2003 granted by GLCC in favour of SIDF, whereby GLCC has agreed to guarantee as primary obligor 49 per cent of the payment obligations of BioLab Arabia under the SIDF Loan;

"Sixth Directive" means the Sixth Council Directive of 17 May 1977 on the harmonisation of the laws of the Member States relating to turnover taxes (77/388/EC);

"Supplier Contracts" means all contracts, commitments and arrangements entered into and orders placed with suppliers on or before the Completion Date by or on behalf of the Sellers for the sale or supply of goods or services to the Sellers in connection with the Business which at Completion remain to be performed in whole or in part, other than contracts for the purchase of Excluded Inventory or Purchased Inventory and including, but not limited to those listed in part 5 of schedule 9;

"Supply Agreements" means the Trafford Park Supply Agreement and the Adrian Supply Agreement;

"Syngenta Access Letters" means the two access letters in the agreed form entered into between GLCC and BWA UK;

"Tax" means all forms of taxation and all withholdings, duties, levies, imposts, charges, social security contributions and rates imposed, assessed or enforced by any local, municipal, governmental, state, federal or other body or authority in any jurisdiction in all cases being in the nature of taxation and any interest, penalty, surcharge or fine in connection therewith;

"Tax Authority" means any person, body, authority or institution having jurisdiction over the assessment, determination, collection, or other imposition of any Tax;

"Taxation Liability" means a liability, or an increase in a liability, to make an actual payment of or of an amount in respect of Tax including whether or not such Tax is also or alternatively chargeable against or attributable to any other person;

"Taxes Act" means the Income and Corporation Taxes Act 1988;

"Tax Returns" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof;

"Third Party Proprietor Patents" means any Patent where the legal title as at the Completion Date is registered to a third party and the Sellers or any of them is the beneficial owner of such Patent, such Patents are more particularly detailed in part 1(b) of Schedule 6;

"Third Party Proprietor Trade Marks" means any Trade Mark where the legal title as at the Completion Date is registered to a third party and the Sellers or any of them is the beneficial owner of such Trade Mark, such Trade Marks are more particularly detailed in part 2(b) of Schedule 6;

"Trade Marks" means the trade marks and trade mark applications more particularly detailed in part 2 of schedule 6;

"Trafford Park IP" means any and all Intellectual Property developed and acquired by the Sellers subsisting in or exclusively relating to the facilities and equipment located at the Plant, and used in the manufacture of the Products;

"Trafford Park Supply Agreement" means the agreement in the agreed form to be entered into on the Completion Date by GLMUK and BWA UK for the supply of certain products sold by the Business;

"Transaction Documents" means this Agreement, the Disclosure Letter, the BioLab Gulf Transfer Agreement, the Business Transfer Agreements, the Lease Assignment, the IP Assignments, the Property Agreements, the Supply Agreements, the Adrian Know-How Licence Agreement, the Transitional Services Agreement, the Regulatory Services Agreement, the Liquibrom Distribution Agreement, the DMH-01 Licence, the BCDMH Access Letter, the Proguard Trade Mark Licence, the Syngenta Access Letters, the Transition Services Agreement and the Employee Lease Agreement;

"Transfer Date" means the date on which the Transferring Employees transfer to the employment of the Purchasers being the Completion Date;

"Transfer Regulations" means (a) in the United Kingdom the UK Transfer Regulations and Transfer of Employment (Pension Protection) Regulations 2005 as amended or replaced, (b) in Singapore Chapter 91 of the Singapore Employment Act as amended or replaced, (c) in Italy Article 2112 of the Italian Civil Code as amended or replaced, (d) in Spain Article 44 of Royal Legislative Decree 1/1995 of March 24, 1995 as amended or replaced and (e) whether in those jurisdictions or elsewhere in the world, any other Employment Laws dealing with the transfer by operation of law of the employment of employees from one employer to another (including but not limited to Employment Laws implementing the EU Council Directives 2001/23/EC, 98/50/EC and 77/187/EEC, each as amended or replaced);

"Transfer Taxes" means all stamp, documentary, sales, use, customs duties, excise duties, securities or other transfer or similar tax or fees, land registry fees, intellectual property registry or recording fees, and any other fees or charges levied or payable anywhere in the world on the transfer of any of the Assets, or any instrument effecting the same;

"Transferring Employees" means (a) those individuals employed by the Sellers or other member of the Sellers' Group in an Automatic Transfer Country who are assigned to the Business, and whose employment is transferred to the Purchasers including but not limited to those listed in part 1 of schedule 8, and (b) Business Employees who accept the Purchasers' (or a member of the Purchasers' Group's) offer of employment including, but not limited to, those listed in part 1 of schedule 8 and (c) those persons who provide services personally to the Business in any jurisdiction whatsoever other than as an employee and whose engagement is assigned or novated to a member of the Purchasers' Group or who otherwise provides services to the Purchasers' Group in respect of or for the Business after the Transfer Date including, but not limited to, those listed in part 1 of schedule 8;

Transition Services Agreement" means the transition services agreement for Spain in the agreed form to be entered into by Bayrol Iberica S.A. and BWA UK on the Completion Date;

"Transitional Services Agreement" means the transitional services agreement in the agreed form to be entered into by GLMUK and Holdco on the Completion Date;

"UK" means the United Kingdom of Great Britain and Northern Ireland;

"UK Pension Arrangement" means the Great Lakes (UK) Limited Pension Plan as governed by the Supplemental Deed and the Rules dated 16 September 2004;

"UK Premises" means GLMUK's premises at Tenax Road, Trafford Park, Manchester, England M17 1WT;

"UK Transfer Regulations" means the Transfer of Undertakings (Protection of Employment) Regulations 2006, as amended or replaced;

"UK Transferring Employees" means such of the Transferring Employees listed in part 1 of schedule 8 who are participating in the UK Pension Arrangement;

"USA" means the United States of America;

"US$" means USA dollars, the lawful currency from time to time of the USA;

"US Pension Plans" means the plans listed in paragraph 10.8 of Schedule 3, each being a pension plan as defined Section 3(2) of ERISA, covering any Business Employees in the USA, that Sellers maintain, to which Sellers contribute or have any obligation to contribute, or with respect to which Sellers have any liability;

"VAT" means, in a member state of the European Union any tax chargeable in accordance with the Sixth Directive or locally applicable legislation made subordinate or pursuant thereto and includes any replacement of such tax, and in any other country, any value added, goods and services or similar tax chargeable on the supply or deemed supply of goods or services under the applicable legislation;

"VATA" means the Value Added Tax Act 1994;

"Warehousing Costs" means the costs associated with the storing of the product;

"Warranties" means the warranties given in clause 13 and schedule 3;

    Statutory provisions

    All references to statutes, statutory provisions, enactments, EU Directives or EU Regulations shall include references to any consolidation, re-enactment, modification or replacement of the same, any statute, statutory provision, enactment, EU Directive or EU Regulation of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time except to the extent that any consolidation, re-enactment, modification or replacement enacted after the date of this Agreement would extend or increase the liability of either party to the other under this Agreement.

    Holding company and subsidiary

    A company or other entity shall be a "holding company" for the purposes of this Agreement if it falls within either the meaning attributed to that term in ss736 and 736A Companies Act 1985 or the meaning attributed to the term "parent undertaking" in s258 Companies Act 1985, and a company or other entity shall be a "subsidiary" for the purposes of this Agreement if it falls within either the meaning attributed to that term in ss736 and 736A Companies Act 1985 or the meaning attributed to the term "subsidiary undertaking" in s258 Companies Act 1985, and the terms "subsidiaries" and "holding companies" are to be construed accordingly.

    Agreed form

    Any reference to a document in the "agreed form" is to the form of the relevant document in the terms agreed between the Sellers and the Purchasers prior to the execution of this Agreement and signed or initialled for identification purposes only by or on behalf of the Sellers and the Purchasers (in each case with such amendments as may be agreed by or on behalf of the Sellers and the Purchasers).

    Obligations of Sellers

    All obligations of the Sellers under the Transaction Documents (to which they are respectively party) shall be joint and several (including, but not limited to, in respect of the obligations of GLCC under clauses 3.3, 3.4, 5.1, 11.2(a), 15.6(d) and 15.7. References to the "Sellers" shall, unless the context otherwise requires, mean all of the Sellers, or any of them.

    Obligations of Purchasers

    All obligations of the Purchasers under the Transaction Documents (to which they are respectively party) shall be joint and several. References to the "Purchasers" shall, unless the context otherwise requires, mean all of the Purchasers, or any of them.

    Recitals, schedules, etc.

    References to this Agreement include the recitals and schedules which form part of this Agreement for all purposes. References in this Agreement to the parties, the recitals, schedules and clauses are references respectively to the parties and their legal personal representatives, successors and permitted assigns, the recitals and schedules to and clauses of this Agreement.

    Meaning of references

    Save where specifically required or indicated otherwise:

      words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof;

      references to a person shall include any individual, firm, body corporate, unincorporated association, government, state or agency of state, association, joint venture or partnership, in each case whether or not having a separate legal personality. References to a company shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established;

      references to the word "include" or "including" (or any similar term) are not to be construed as implying any limitation and general words introduced by the word "other" (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

      references to any English statutory provision or legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or other legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English statutory provision or legal term or other legal concept, state of affairs or thing;

      any reference to "writing" or "written" includes any method of reproducing words or text in a legible and non-transitory form but, for the avoidance of doubt, shall not include e-mail;

      references to "indemnify" and to "indemnifying" any person against any Losses by reference to any matter, event or circumstance includes indemnifying and keeping that person indemnified against all Losses from time to time made, suffered or incurred as a direct or indirect consequence of or which would not have arisen but for that matter, event or circumstance;

      references to "dollars" or "US$" are to the lawful currency of the USA as at the date of this Agreement; and

      references to times of the day are to that time in London and references to a day are to a period of 24 hours running from midnight to midnight.

    Headings

    Clause and paragraph headings and the table of contents are inserted for ease of reference only and shall not affect construction.

    Awareness

    Where any statement in the Warranties is qualified by the expression "to the best of the knowledge of the Sellers" or "so far as the Sellers are aware" or any similar expression, the Sellers shall be deemed to have knowledge of:

      anything of which the Sellers have actual knowledge;

      anything of which they would have had knowledge had they made due and careful enquiry of Alistair Sholl in relation to the Warranties listed in paragraph 14 of Schedule 3;

      anything in relation to the Middle East of which they would have had knowledge had they made due and careful enquiry of Mike Finan;

      anything in relation to the Asia Pacific region of which they would have had knowledge had they made due and careful enquiry of J C Shia;

      anything in relation to Europe, Africa and the Middle East of which they would have had knowledge had they made due and careful enquiry of Colin Hogan; and

      anything of which they would have had knowledge had they made due and careful enquiry of the Senior Management (other than Alistair Sholl, Mike Finan, J C Shia or Colin Hogan, whose knowledge is respectively dealt with in sub-paragraphs (a) to (e) above) immediately prior to Completion.

  Sale and Purchase of Business

    Sale and purchase of Business

    The Sellers shall sell (subject to clause 2.4) with full title guarantee, and the Purchasers shall purchase, with effect from the Completion Date, the Business as a going concern and all the Assets (comprising the following assets), free from all Encumbrances, except those Encumbrances fairly disclosed in the Disclosure Letter with specific reference to this clause 2.1:

      (subject to clause 9) the benefit of the Business Contracts;

      the Business Information;

      the Business Intellectual Property (the actual documents which shall evidence such assignment shall be the IP Assignments);

      the Business Records;

      the Equipment;

      the Goodwill;

      the Purchased Inventory;

      the Sales Documentation;

      the BioLab Gulf Shares;

      the benefit of the BioLab Arabia Capital Indebtedness and the BioLab Arabia Trade Payable;

      the benefit of the Alexandria Lease;

      the Domain Names (the actual documents which shall evidence such assignment shall be those documents produced pursuant to clause 15.8); and

      all other assets, rights and interests of the Sellers used exclusively in the Business as at the Completion Date but not including the Excluded Assets.

    Assets and Liabilities excluded from Sale

    There shall be excluded from the sale and purchase under this Agreement (and accordingly nothing in this Agreement shall operate to transfer from the Sellers) the following assets:

      the Accounts Receivable;

      the Excluded Business Records;

      the Excluded Intellectual Property;

      the Properties (other than the benefit of each of the Property Agreements and the Alexandria Lease and the provisions set out in the Transitional Services Agreement relating to the Properties);

      subject to clause 5.1, any cash or cash equivalents in hand or at the bank of the Sellers;

      any plant, machinery, motor vehicles, office, warehouse and factory furniture, fixtures and fittings owned by the Sellers and used in or in connection with the Business other than the Equipment;

      the Excluded Inventory;

      any equipment, business contracts, Intellectual Property, records, inventory or other assets relating primarily to the Liquibrom Business;

      any right to repayment of any Tax relating to the Business attributable to periods or transactions completed before the Completion Date;

      the Excluded Liabilities;

      the Excluded Business Contracts; and

      all other assets not listed in clause 2.1 or this clause 2.2.

    Advance Receipts, Prepayments and Excluded Liabilities

    The Advance Receipts, Prepayments and the Excluded Liabilities shall be dealt with in accordance with clauses 5.1, 5.2 and 6.2 respectively.

    No full title guarantee covenant is given by the Sellers or any of them in respect of the Third Party Proprietor Patents and the patents listed in part 1(c) of Schedule 6 and in respect of Third Party Proprietor Trade Marks and the trade marks listed in part 2(c) of Schedule 6, which shall be assigned upon the terms set out in the IP Assignments.

  Consideration

    Total price

    The total price for the Business to be paid by the Purchasers to the Sellers is the Consideration. Each Seller hereby irrevocably authorises GLCC to receive the Consideration on their behalf, and the receipt of such amount by GLCC shall be a good, valid and effective discharge of the Purchasers' obligations to make such payment.

    Satisfaction of Consideration

    The Consideration shall be satisfied:

      on Completion, by the payment to GLCC in cash of the Initial Consideration in accordance with paragraph 1 of part 2 of schedule 2, subject to any adjustment referred to in paragraph 4 of Schedule 11); and

      in the event that the Inventory Amount exceeds the Reference Inventory Amount, the Purchasers shall, on or before the Balancing Payment Date, pay to GLCC in cash (on the same basis as that set out in paragraph 1 of part 2 of schedule 2 by way of adjustment to the Consideration, provided that this shall not in any way limit the Purchasers' obligation under this clause) of an amount equal to the excess, together with interest calculated and charged in accordance with clause 22.

    If Inventory Amount is less than Reference Inventory Amount

    Notwithstanding any other provision of this Agreement, in the event that the Inventory Amount is less than the Reference Inventory Amount, GLCC (on behalf of the Sellers) shall be liable to pay to the Purchasers, on or before the Balancing Payment Date, the full amount of the shortfall by CHAPS transfer to such account as the Purchaser shall notify to GLCC in writing by way of adjustment to the Consideration provided that this shall not in any way limit GLCC's obligations under this clause) together with interest calculated and charged in accordance with clause 22.

    BioLab Arabia Third Party Indebtedness Adjustment

    GLCC (on behalf of the Sellers) and BWA UK (on behalf of the Purchasers) shall, within three Business Days after Completion, determine the amount of the BioLab Arabia Third Party Indebtedness (as reflected in the letters to be received from each of SIDF and NCB detailing the amount of Indebtedness owed to such entities by BioLab Arabia as at the Completion Date. In the event that the total amount of 49% of the BioLab Arabia Third Party Indebtedness exceeds US$1,900,000, then GLCC (on behalf of the Sellers) shall within seven days of such joint determination, pay to the Purchasers in cash the full amount of such excess by CHAPS transfer to such account as the Purchaser shall notify to GLCC in writing by way of adjustment to the Consideration provided that this shall not in any way limit GLCC's obligations under this clause).

    Allocation of Consideration

    The Consideration shall be allocated between the Assets as specified in schedule 10 subject to any adjustment required to be made pursuant to this clause 3 and such allocation shall be adopted by the parties for all purposes (including but not limited to Tax).

    Inventory Amount

  The Inventory Amount shall be calculated in accordance with the provisions of schedule 11.

  Completion

    Timing

    Completion shall take place immediately following the execution of this Agreement or such other date as may be agreed in writing between BWA UK (on behalf of the Purchasers) and GLCC (on behalf of the Sellers).

    Location

    Completion shall take place at the offices of the Sellers' Solicitors when all (but not some only) of the events detailed in this clause 4 shall occur.

    Sellers' obligations at Completion

    At Completion, the Sellers' shall do or deliver (or cause to be delivered) to BWA UK the matters or items listed in part 1 of schedule 2.

    Purchasers' obligations at Completion

    At Completion, the Purchasers shall do or deliver (or cause to be delivered) to GLCC (on behalf of the Sellers) the matters or items listed in part 2 of schedule 2.

    Risk and ownership of Assets

  Risk in, title to and ownership of the Assets shall pass to the Purchasers on Completion.

  Advance Receipts, Prepayments and Apportionments

    Advance Receipts

    Upon Completion, the Advance Receipts shall belong to the Purchasers and GLCC (for itself and on behalf of the relevant Sellers) shall pay to the Purchasers the full amount of the Advance Receipts in accordance with the provisions of this clause 5.

    Prepayments

    Upon Completion, the Prepayments shall belong to the relevant Sellers and the Purchasers shall pay to the relevant Sellers the full amount of the Prepayments in accordance with the provisions of this clause 5.

    Apportionment of periodical charges and outgoings

    All periodical charges and outgoings of the Business or the Assets including but not limited to:

      all periodical amounts paid or payable under any of the Business Contracts and any agency fees;

      charges in respect of rents, rates, water, gas, electricity, the standing and rental or hire elements of telephone charges and service charges in all cases in respect of the Alexandria Lease only; and

      all salaries, wages, maternity pay, paternity pay, accrued holiday entitlement and holiday pay entitlement, and other emoluments including but not limited to PAYE income tax, National Insurance contributions (or any equivalent or similar Tax in any applicable jurisdiction), health insurance, death in service benefits, season ticket loans and any contributions to the Pension Arrangements, shall (to the extent not already taken into account as a Prepayment) be apportioned on a time basis so that such part of the relevant charges and outgoings as is attributable to the period ending at 24:00 hrs on the Completion Date shall be borne by the relevant Seller and such part of the relevant charges and outgoings as is attributable to the period commencing on the day immediately following the Completion Date shall be borne by the Purchasers. Any charges or outgoings which can only be calculated on an annualised basis, shall be assumed to accrue at the same rate following the Completion Date as they actually accrued prior to such date, for the purposes of this clause 5.3.

    Apportionment of periodical income and receipts

    All periodical income and receipts of the Business including but not limited to all periodical amounts received or receivable under any of the Business Contracts shall (to the extent not already taken into account as an Advance Receipt) be apportioned on a time basis so that such part of the relevant income and receipts as is attributable to the period ending at 24:00 hrs on the Completion Date shall belong to the relevant Seller and such part of the relevant payments and receipts as is attributable to the period commencing on the day immediately following the Completion Date shall belong to the Purchasers and provided that any apportionments related to discounts offered to customers shall be apportioned such that such part of the relevant discount as is attributable to the sales made on or prior to the Completion Date shall belong to the relevant Seller and such part of the relevant discounts as are attributable to sales made in the period commencing on the day immediately following the Completion Date shall belong to the Purchasers and that any apportionments related to rebates offered by suppliers shall be apportioned such that such part of the relevant rebate as is attributable to purchases made on or prior to the Completion Date shall belong to the relevant Seller and such part of the relevant rebates as are attributable to the period commencing on the day immediately following the Completion Date shall belong to the Purchasers. Any income and receipts (including rebates or discounts) which can only be calculated on an annualised basis, shall be assumed to accrue at the same rate following the Completion Date as they actually accrued prior to such date, for the purposes of this clause 5.4.

    Agreement of Advance Receipts, Prepayments and apportionments

  The parties shall use all reasonable endeavours to draw up and agree a statement of the Advance Receipts referred to in clause 5.1, the Prepayments referred to in clause 5.2 and the apportionments referred to in clauses 5.3 and 5.4 and the balance owing by one party to another in respect of the same as soon as practicable after the Completion Date. If such statement has not been prepared and agreed within 90 Business Days after the Completion Date either party may refer the matter for determination in accordance with the procedure detailed in clause 10. Payment of the balance agreed, or determined pursuant to clause 11, shall be made within 10 Business Days after such agreement or determination.

  Responsibility for Liabilities

    The Sellers shall be responsible for and shall indemnify the Purchasers against all Losses arising in connection with the Excluded Liabilities.

    The Sellers agree with the Purchasers that they will satisfy or discharge the Excluded Liabilities in accordance with their normal business practice.

    With effect from the day immediately following the Completion Date, all complaints received by the Sellers or the Purchasers from customers of the Business in relation to goods or services sold or supplied on or before the Completion Date shall be dealt with by the Sellers, and the Purchasers will provide any such information or assistance as may be reasonably requested by the Sellers in dealing with complaints under this clause 6.3.

  Business Contracts

    Assumption of obligations

    The Purchasers shall, with effect from the day immediately following the Completion Date, assume or procure the assumption of the obligations and liabilities of, and become entitled to the benefit of, the Sellers under the Business Contracts, except insofar as such obligations have been performed or should have been performed at or before the Completion Date, and the Purchasers shall indemnify the Sellers against all Losses incurred by the Sellers in respect of the non-performance or defective or negligent performance by the Purchasers of the Business Contracts after the Completion Date.

    Performance and Enjoyment of Business Contracts until Necessary Consent Obtained

    If any consent or approval of, or an agreement or novation with, any person who is not a party to this Agreement or who is a member of the Sellers' Group (in which the Sellers shall procure the delivery of such consent or approval, agreement or novation) is required for the transfer to the Purchasers of the benefit or burden of any of the Business Contracts and any such consent or approval has not been received or such agreement or novation has not been entered into at or prior to the Completion Date:

      this Agreement shall not constitute an assignment or attempted assignment of any such Business Contract whose terms would be broken by an assignment or attempted assignment;

      the transfer of each such Business Contract shall be conditional upon such consent, approval, agreement or novation which the relevant Seller and the Purchasers shall use reasonable commercial endeavours to obtain as soon as practicable;

      until such time as such consent or approval is received or such agreement or novation is entered into in each case to the reasonable satisfaction of the relevant Seller and BWA UK, the relevant Seller shall be deemed to be holding the benefit thereof in trust for the Purchasers and their successors in title and the Purchasers shall perform and observe or procure the performance or observance by the Purchasers of such Business Contract as the relevant Sellers' agent (save where there is a material risk that the relevant Business Contract would be treated as repudiated by the third party or if the relevant Seller would be in breach of its obligations to any third party (including the counterparty to the relevant Business Contract) under any such Business Contract if effect were given thereto), in which case the relevant Seller shall (at BWA UK's reasonable request) perform the Business Contract (if it is capable of being performed by the relevant Sellers using reasonable commercial endeavours) in accordance with its terms, and shall promptly account to BWA UK for any information or other benefit or goods received by the relevant Seller in relation to that Business Contract, subject to the Purchasers reimbursing the relevant Seller's reasonable costs for doing so. The Purchasers shall cooperate with the Sellers and do all things and provide all documents reasonably required by the Sellers to enable them to comply with their obligations under this clause 7.2(c). The Purchasers shall keep the Sellers fully and effectively indemnified at all times from and against all claims, proceedings, actions, losses, demands, damages, debts, liabilities, obligations, costs and expenses arising by reason of the Purchasers' failure to perform and observe the terms of such Business Contract after Completion;

      the Sellers shall (so far as they lawfully may) co-operate with the Purchasers, at the Purchasers' expense, in taking such action as the Purchasers may reasonably require to enforce the relevant Seller's rights under such Business Contracts; and

      the Sellers shall receive any goods delivered pursuant to any of the Business Contracts after the Completion Date by a supplier as agent for the Purchasers at the risk of the Purchasers and shall forthwith make the same available for collection by the Purchasers and the Purchasers shall indemnify the Sellers against or reimburse it for any payment required to be made by the Sellers to a supplier in respect thereof after the Completion Date.

  In the event that any such consent or approval is not obtained or such agreement or novation is not entered into in respect of any of the Business Contracts, no reduction shall be made to the Purchase Price in respect thereof and the relevant Seller shall not be liable for any losses of the Purchasers whatsoever arising from any such failure to obtain any such consent or approval or enter into any such agreement or novation.

  Employees

  The provisions of part 3 of schedule 8 shall have effect in respect of Employees in any Automatic Transfer Countries and the provisions of part 4 of schedule 8 shall have effect in respect of Employees in the USA or any other jurisdictions which are not Automatic Transfer Countries.

  Pensions

  The provisions of part 1 of schedule 5 shall have effect in respect of Employees in any Automatic Transfer Countries and the provisions of part 2 of schedule 5 shall have effect in respect of Employees in the USA or any other jurisdictions which are not Automatic Transfer Countries.

  Independent Accountants

  If any difference of opinion arises between the parties or their respective accountants in relation to any provision of this Agreement in respect of which a party is expressed to have the right to refer such matter for determination pursuant to this clause 10, subject to any time period referred to in the relevant provision during which the parties must seek to resolve the dispute before referring it to an independent firm having expired, either party may refer the matter to an independent firm of accountants for resolution as follows:

    the independent firm shall be the UK or USA member firm of Deloitte & Touche or Ernst & Young or such other member firm of Deloitte & Touche or Ernst & Young as the parties may jointly agree, such firm not being the auditors of either BWA UK or GLCC or any member of the Sellers' Group or the Purchasers' Group at the time of the appointment unless otherwise agreed by the parties;

    the independent firm shall be requested to resolve the matter in dispute applying the terms of this Agreement;

    the determination of the independent firm shall be final and binding on both parties in the absence of manifest error; and

    the costs of the independent firm shall be shared by the parties equally.

  Undertakings

    Non-Disclosure

    Subject to clause 14, no party shall, without the prior written consent of the other, disclose to any other person, firm or company the terms of this Agreement save in the case of disclosure required by law, or disclosure to the relevant party's professional advisers provided such advisers are under a duty of confidentiality.

    Covenants of Sellers and Chemtura

    Subject to clause 11.3, each Seller and Chemtura Corporation jointly and severally covenants with the Purchasers with the intent of securing to the Purchasers the full benefit and value of the Goodwill and the Business, and as an essential part of this Agreement, that it shall not (and each Seller shall procure that no member of the Sellers' Group shall, and Chemtura Corporation shall procure that no member of the Chemtura Group shall), except with the consent in writing of BWA UK (whether as principal or agent or whether alone or jointly with or as a shareholder of any other company):

      for the period of three years after Completion, within any country (or in the case of the USA, any state within the USA) in which any Seller carries on the Business or any part thereof on the Completion Date, carry on the business of the manufacturing, development, marketing or sale of water treatment antiscalants, corrosion inhibitors and microbiocides, primarily for water and water purification applications other than through: (i) the acquisition after the Completion Date by any member of the Sellers' Group of any company or business which among other activities, carries on the business of the manufacture, development, marketing and sale of water treatment antiscalants, corrosion inhibitors and microbiocides, primarily for water and water purification applications where such activities constitute less than ten per cent (10%) of the total acquired business operations by turnover in which case GLCC undertakes that it shall sell (or shall procure that the relevant member of the Sellers' Group shall sell) the relevant business covered by this clause 11.2(a) within 12 months of the completion of such an acquisition or (ii) the holding by GLCC or any other member of the Sellers' Group of shares, debentures or other equity interests giving the relevant holder not more than ten (10) per cent of the voting power or control of any company or other entity carrying on such a business; or

      for the period of one year after Completion, solicit or entice away or attempt to solicit or entice away from the Business any person who was immediately before Completion employed in a managerial, supervisory, technical or sales capacity by any member of the Sellers' Group provided that:

    (i) general solicitations for employment not specifically targeting such persons shall not be considered a breach of this agreement;

    (ii) the restrictions in this paragraph shall not apply in the event that the person seeking employment responded to a published advertisement, including web or other job postings or a job fair or otherwise contacted the Sellers or any member of the Sellers' Group on his or her own initiative or either directly or through a search firm, employment agency or similar entity; or

    (iii) the restrictions in this clause 11.2(b) shall not apply to the hiring of any Transferring Employee at least 3 months after their employment with the Purchasers has ceased.

    Exceptions from restrictions

    The restrictions contained in clause 11.2 shall not preclude any member of the Sellers' Group or Chemtura Corporation from performing their respective obligations under the Supply Agreements or from being interested or involved in, or conducting the Liquibrom Business and the manufacture, sale and distribution of the products of the Pool and Spa Business.

    Covenants of Purchasers

    The Purchasers covenant with the Sellers and Chemtura Corporation that they shall not (and it shall procure that no member of the Purchaser' Group shall), except with the consent in writing of GLCC (whether as principal or agent or whether alone or jointly with or as a shareholder of any other company), for the period of one year after Completion, solicit or entice away or attempt to solicit or entice away from the Sellers' Group any person who is at Completion employed in a senior capacity by any member of the Sellers' Group provided that:

      general solicitations for employment not specifically targeting such persons shall not be considered a breach of this Agreement;

      the restrictions in this paragraph shall not apply in the event that the person seeking employment responded to a published advertisement, including web or other job postings or a job fair or otherwise contacted the Purchasers or any member of the Purchasers' Group on his or her own initiative either directly or through a search firm, employment agency or similar entity; or

      the restrictions in this clause 11.4 shall not apply to the hiring of any such person at least 3 months after such employment with the Sellers' Group has ceased.

    Chemtura as a Party

  For the avoidance of doubt, Chemtura Corporation is a party to this Agreement for the purpose of this clause 11 only and it shall not inherit any liabilities, obligations or undertakings whatsoever under this Agreement other than those specifically referred to in this clause 11.

  Waiver of Bulk Sales Act

  To the extent applicable, the parties hereby waive compliance with the Bulk Sales Act, R.S.O. 1990, c-B14, as amended and any USA bulk sales laws and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

  Warranties and indemnities

    Warranties of the Sellers.

    The Sellers jointly and severally warrants to the Purchasers, that each of the statements set out in schedule 3 is true and accurate in all respects, as at the date of this Agreement.

    Limitation on liability of the Sellers under the Warranties

    The liability of the Sellers in respect of any claim under the Warranties shall be limited and qualified as set out in schedule 4.

    Warranties of the Purchasers

    The Purchasers jointly and severally warrant to the Sellers that:

      they have all the requisite corporate power to execute, deliver and perform this Agreement and the Transaction Documents and have taken all necessary corporate or other action to authorise the execution, delivery and performance hereof and thereof. This agreement and the Transaction Documents when executed will constitute legal, valid and binding obligations of the Purchasers enforceable in accordance with their terms; and

      they have taken all actions and completed all such registrations as are necessary for them to lawfully employ the Transferring Employees on and after the Transfer Date such that the Sellers shall not suffer any Losses in excess of US$ 10,000.

    The Sellers acknowledge that the Purchasers are entering into this Agreement and that each Purchaser is agreeing to acquire certain of the Assets in reliance upon the Warranties.

    Each of the Warranties shall be construed independently such that the Purchasers shall have a separate claim and right of action for every breach of each Warranty.

    The Sellers irrevocably waive all rights which they may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Business or any of the Employees in enabling the Sellers to give the Warranties or to prepare the Disclosure Letter.

    Indemnities

    The Sellers covenant with the Purchasers, that they shall pay to the Purchasers an amount equal:

      to any Taxation Liability of BioLab Gulf; and/or

      forty nine per cent. (49%) of any Taxation Liability of BioLab Arabia resulting from or by reference to any Event occurring on or before Completion or in respect of any gross receipts, income, profits or gains earned, accrued or received (or deemed to be earned, accrued or received for the purposes of any Taxation) by BioLab Gulf and/or BioLab Arabia and/or on or before Completion and such payment to be made two Business Days after the receipt of a written notice from the Purchasers of the amount which the Sellers are required to pay or, if later, the date two Business Days before the date on which the Taxation Liability in question is, or as the case may be would have been, due for payment.

    Notwithstanding anything in this Agreement to the contrary, from and after Completion, the Sellers undertake and covenant jointly and severally to indemnify the Purchasers and the Purchasers' Group against all Losses incurred by the Purchasers or any member of the Purchasers' Group arising out of:

      any provision of any Environmental Laws (i) relating to the manufacture, packaging, and storage by the Sellers of any of the Products or materials or ingredients used to manufacture the Products prior to the Completion Date and (ii) otherwise relating to the ownership, use, control or operation prior to the Completion Date of any real property, plant, facility, site, area or property used by the Sellers (whether currently or previously used, owned or leased by any of the Sellers) in the USA, including the Sellers' facility in "Adrian, Michigan, USA", including arising from any Release of any Hazardous Material or off-site shipment of any Hazardous Material at or from such real property, plant, facility, site, area or property (whether or not disclosed to the Purchasers);

      any claim or claims in respect of any matter arising during the period prior to Completion brought by any party under clause 1.1(b) of the BioLab Arabia Shareholders Agreement; provided that the maximum aggregate liability of the Sellers under this clause 13.8(b) shall not exceed US$250,000;

      any third party demand, claim or proceedings alleging that the use of the FLOCON Trade Marks listed in Schedule 6 Part 2(c) by the Purchasers infringes any Intellectual Property belonging to a third party provided that the Purchasers promptly notify the Sellers in writing of any such demand, claim or proceedings and take reasonable steps to minimise the Losses arising from such third party demand, claim or proceeding in which case, and further provided that:

          the maximum liability of the Sellers under clause 13.8(c) in respect of all demands, claims or proceedings shall not exceed US$ 500,000 (five hundred thousand US Dollars) and the indemnity provided under clause 13.8(c) shall expire on the fifth anniversary of the Completion Date; and

          the Sellers shall have no obligation or liability under Clause 13.8(c) to the extent that any alleged infringement arises from:

          (i) the Purchasers' use of the FLOCON Trade Marks listed in Schedule 6 Part 2(c) outside of the field of industrial water, municipal water, waste water and industrial process water treatment; or

          (ii) any breach of the terms of this Agreement, or any negligent, wilful or fraudulent act or omission, of or by any member of the Purchasers' Group; and

          Clauses 13.8(c) states the entire obligation and liability of the Sellers and the sole remedy of the Purchasers in respect of any infringement or alleged infringement of any Intellectual Property arising from the use of the FLOCON Trade Marks listed in Schedule 6 Part 2(c) by the Purchasers. All other obligations of the Sellers in relation to infringement or alleged infringement of the Intellectual Property of any person which but for this Clause 13.8(e) would have effect are hereby excluded.

  Announcements

    Prior approval of announcements

    Subject to the provisions of clause 14.2 below, no disclosure or announcement relating to the existence or subject matter of this Agreement shall be made or issued by or on behalf of the Sellers or any member of the Sellers' Group or the Purchasers or any member of the Purchasers' Group without the prior written approval of GLCC (on behalf of the Sellers) or BWA UK (which approval may be subject to reasonable conditions but shall otherwise not be unreasonably withheld or delayed) provided that these restrictions shall not apply:

    (a) to any disclosure or announcement if required by any law, applicable securities exchange, supervisory, regulatory or governmental body;

    (b) if the information to be disclosed enters the public domain otherwise than through an act or omission of this disclosing party;

    (c) such disclosure is on a confidential basis to the disclosing party's professional advisers for the purpose of advising that party in connection with this Agreement or any of the Transaction Documents; or

    (d) such disclosure is on a confidential basis to the disclosing party's officers and employees whose function requires the disclosure.

    Notices to customers etc.

  The Purchaser acknowledges and confirms, for the purposes of clause 14.1, that it consented to the Sellers sending letters to its customers and suppliers prior to Completion informing them of the proposed sale of the Business and requesting consent to the assignment of the relevant Business Contract. Nothing in this Agreement will prohibit the Purchasers from making or sending after Completion any announcement to a customer, client or supplier of the Business informing it that the Purchasers have purchased the Business.

  Post Completion Obligations

    Following Completion, the Purchasers undertake to the Sellers to use their reasonable endeavours to procure the release of GLCC from its obligations under the SIDF Guarantee, such release to be evidenced in writing from SIDF. Unless and until such release shall be obtained, Holdco shall indemnify GLCC against any Losses, subject always to a maximum liability to Holdco of US$1,372,000, in connection with such SIDF Guarantee, during the period following the Completion Date until such release of GLCC's obligations under the SIDF Guarantee.

      The Escrow Sum shall at Completion be paid by Holdco into the Escrow Account and the monies standing to the credit of the Escrow Account including, without limitation, any accrued interest shall be dealt with only in accordance with the provision of this clause 15.2 and the Escrow Agreement.

      On the release of GLCC from its obligations under the SIDF Guarantee in accordance with clause 15.1, then GLCC and Holdco shall within 5 Business Days commencing on the day of such release or repayment jointly instruct the Sellers' Solicitors and the Buyers' Solicitors, under the terms of the Escrow Agreement to release the Escrow Sum to Holdco less any amounts previously paid to GLCC pursuant to clause 15.2(c).

      In the event that a call is made under the SIDF Guarantee by SIDF, then GLCC and Holdco shall within 5 Business Days commencing on the date of such call, jointly instruct the Sellers' Solicitors and the Buyers' Solicitors, under the terms of the Escrow Agreement to release such sums from the Escrow Account as are equal to the Losses suffered by GLCC in connection with the call under the SIDF Guarantee, subject to a maximum amount of US$1,372,000.

      If there is any surplus standing to the credit of the Escrow Account following any payment required to be made under clause 15.2(b) (less any bank charges payable in respect of such account), such surplus shall be paid to Holdco.

    After the Completion Date, the Purchasers shall, and shall procure that all other members of the Purchasers' Group shall, afford to the Sellers and all other members of the Sellers' Group and their respective representatives reasonable access, during normal business hours, to the books and records of the Business as carried on by the Sellers as the case may be prior to the Completion Date to the extent that the same are delivered to the Purchasers at Completion and insofar as they relate to events, acts or omissions prior to and including the Completion Date and shall permit such persons (subject to the execution of a confidentiality undertaking in a form reasonably satisfactory to BWA UK) to examine and copy such books and records to the extent reasonably requested by such party and shall (at the Sellers' expense) cause the directors, officers and employees of the Purchasers or other members of the Purchasers' Group to furnish all information and assistance reasonably requested by the Sellers relating to the conduct of the Business prior to the Completion Date. The Purchasers shall procure that all such books and records are maintained in the country in which such books and records were located prior to Completion and, until after the tenth anniversary of the Completion Date, shall not destroy or dispose of any such books and records without the prior written consent of GLCC (on behalf of the Sellers) such consent not to be unreasonably withheld or delayed; provided, however, that if GLCC (on behalf of the Sellers) does not, upon receipt of a notice indicating an intention to destroy such books and records, consent thereto, the Purchasers may deliver them to GLCC (on behalf of the Sellers) at GLCC 's expense.

    After the Completion Date, each Seller shall, and shall procure that all other members of the Sellers' Group shall, afford to the Purchasers and their representatives reasonable access, during normal business hours, to the books and records of each such person as may be reasonably necessary (i) to confirm the accuracy of the statement drawn up under clause 5.5 and (ii) in connection with the carrying on of the Business after the Completion Date insofar as such books and records relate to the carrying on of the Business prior to the Completion Date and shall permit such persons (subject to the execution of a confidentiality undertaking in a form reasonably satisfactory to the Sellers) to examine and copy such books and records to the extent reasonably requested by such party. The Sellers shall procure that all such books and records are maintained in the country in which such books and records were located prior to Completion and, until after the tenth anniversary of the Completion Date, shall not destroy or dispose of any such books and records without the prior written consent of BWA UK (on behalf of the Purchasers) such consent not to be unreasonably withheld or delayed; provided, however, that if BWA UK (on behalf of the Purchasers does not, upon receipt of a notice indicating an intention to destroy such books and records, consent thereto, the Sellers may deliver them to BWA UK (on behalf of the Purchasers) at the BWA UK's expense.

    The Purchasers shall (i) use their reasonable endeavours to procure that as soon as is reasonably practical following Completion, the name of BioLab Arabia shall be changed so as to omit the name BioLab and any confusingly similar word from its name and (ii) procure that as soon as is reasonably practical after Completion and in any event within three months thereafter the name of BioLab Gulf shall be changed so as to omit the name BioLab and any confusingly similar word from its name and (iii) procure that as soon as is reasonably practical after Completion and in any event within six months thereafter each member of the Purchasers' Group shall cease in any manner whatsoever to use or display the name BioLab (whether as a trade or service mark, trade or service name, registered design, logo or otherwise) or any confusingly similar mark, design, name or logo. The Purchasers' Group shall be entitled to continue to use any materials bearing such name delivered to it under this Agreement or the Business Transfer Agreements until whichever is the earlier of (i) the date the same shall be exhausted and (ii) the expiry of six months from Completion, but shall not be entitled to order any additional materials bearing such name after Completion. The Sellers agree and represent that the Purchasers shall be under no restriction to use the words "BWA" or "Water Additives" or any combination thereof in the Business following Completion.

    (a) The Purchasers shall not take any action to recover any of the Accounts Receivable save with the prior written consent of GLCC (on behalf of the Sellers) or following the purchase of the relevant Account Receivable pursuant to sub-paragraph (c) below. The Sellers shall use reasonable endeavours to preserve customer goodwill in collecting the Accounts Receivable. The Purchasers shall provide such reasonable assistance as GLCC or the Sellers shall require in connection with the collection of the Accounts Receivable.

      The Purchasers shall not without the prior written consent of GLCC (on behalf of the Sellers) effect any settlement or compromise of or release any claim in respect of any of the Accounts Receivable nor without such consent institute, carry on, defend, compromise, abandon or submit to judgment in any legal proceedings or join in and submit to arbitration or give security or indemnities for costs, pay any sum of money into court or obtain payment of money lodged in court.

      If it becomes apparent that recovery of any of the Accounts Receivable is not likely to be possible within a reasonable period unless legal proceedings shall be instituted, GLCC (on behalf of the Sellers) shall advise BWA UK (on behalf of the Purchasers) in writing and furnish BWA UK with full particulars of the steps taken by the relevant Seller to effect recovery. Such Seller shall not institute any legal proceedings without GLCC first giving BWA UK at least 10 Business Days' prior notice in writing of its intention to do so and BWA UK (on behalf of the Purchasers) shall be entitled to elect by notice in writing to GLCC (on behalf of the Sellers) prior to the expiry of such 10 Business Day period to purchase the relevant Account Receivable from the relevant Seller against delivery of a legal assignment thereof in such form as BWA UK may reasonably require. Any such purchase shall be at the book value thereof in the books of the relevant Seller as at Completion.

      BWA UK (on behalf of the Purchasers) shall account to GLCC (on behalf of the Sellers) for any amount received after Completion by the Purchasers from any debtor of the Business in respect of any Accounts Receivable except any purchased pursuant to sub-paragraph (c) above at the end of the calendar month following Completion and thereafter at monthly intervals and GLCC (on behalf of the Sellers) shall account to BWA UK (on behalf of the Purchasers) for any amount received after Completion by the Sellers or any member of the Sellers' Group from any debtor of the Business in relation to any debt arising in relation to the operation of the Business following the Completion Date at the same intervals. In the event that any debtor in respect of an Account Receivable is also a debtor of the Purchasers, any amount received by the Purchasers or any Seller or member of the Sellers' Group from such debtor shall be deemed to have been paid in settlement of the relevant debt, invoice or account which the payment is specified to be made against, and in the event of any debtor failing or refusing to make such specifications, such amount shall be deemed to have been paid against the oldest debt, invoice or account. The Purchasers agree that they shall not (and the Purchasers shall procure that each member of the Purchasers' Group shall not) take any direct action to encourage any such debtor or which may result in any such debtor making payment or specifying that such payment be made to the Purchasers or any member of the Purchasers' Group, as the case may be, in preference to the Sellers or take any action that could otherwise prejudice the Sellers ability to collect the Accounts Receivable.

      The Purchasers shall for a period of 12 months from Completion give to GLCC reasonable access to their books and records (subject to the execution of a confidentiality undertaking in a form reasonably satisfactory to BWA UK (on behalf of the Purchasers)) in relation to the collection of Accounts Receivable for the purpose of verifying that the provisions of sub-paragraph (d) have been complied with.

      Interest shall be payable on any amount due under this clause 15.6 not paid on the due date calculated in accordance with clause 22 from the due date to the date of actual payment.

    The Sellers and the Purchasers agree that the amounts payable by members of the Sellers' Group pursuant to the Retention Contracts shall be shared equally between them (as to one half by the Sellers and one half by the Purchasers), save in respect of:

      P. Turgeon, whose payment shall be borne as to two-thirds by GLCC and one-third by the Purchasers; and

      Jill Horton whose payment shall be wholly borne by the Sellers.

    The Sellers shall pay any amount due by them under the Retention Contracts to the Purchasers within fourteen days of receipt from the Purchasers of evidence satisfactory to the Sellers that the relevant payments have become due and if any contribution is not paid on the due date, interest shall be paid in respect thereof at the rate provided in clause 22 from the due date to the date of payment.

    Following Completion, the Sellers shall procure that the Domain Names are transferred to BWA UK. The Sellers shall execute and do all such acts and things as BWA UK may reasonably require to vest absolutely the Domain Names in BWA UK's name.

    Within fifteen days after the first anniversary of the Completion Date, BWA UK (on behalf of the Purchasers) shall provide to GLCC (on behalf of the Sellers):

    (a) a statement setting out details of the Gross Profit Margin earned on all sales made by the Purchasers or any member of the Purchasers' Group of Belclene Phosphonates to General Electric Company or any of its subsidiaries from time to time anywhere in the world during the period commencing on the day after the Completion Date and terminating on (and including) the first anniversary of the Completion Date; and

    (b) such evidence as may be necessary to support the Gross Profit Margin Statement and as may be reasonably requested by GLCC (on behalf of the Sellers).

    GLCC (on behalf of the Sellers) shall, within 15 Business Days of the Gross Profit Margin Statement being submitted to it, notify BWA UK in writing either that it approves of the Gross Profit Margin Statement or that it disagrees with it in which event GLCC shall in such notification give details of the matters with which it disagrees and the reasons for such disagreement and shall use all reasonable endeavours forthwith to resolve the matter or matters in dispute with BWA UK.

      Any such joint resolution which enables the Gross Profit Margin Statement to be agreed shall be expressed in a joint confirmation signed by both BWA UK (on behalf of the Purchasers) and GLCC (on behalf of the Sellers), attaching the Gross Profit Margin Statement, which confirmation shall immediately be binding on the Purchasers and the Sellers.

      If no Gross Profit Margin Joint Resolution shall be issued within 30 Business Days of the Gross Profit Margin Statement having been submitted to GLCC, the matter shall be referred to the Independent Accounts appointed in clause 10 which firm shall then determine the matter in dispute and shall prepare and confirm the Gross Profit Margin Statement. The Independent Accountants shall act as experts and not as arbitrators. Their decision shall be communicated in writing to BWA UK and GLCC and shall be final and binding upon the Purchasers and GLCC. BWA UK and GLCC shall be entitled to make representation to the Independent Accountant, with such representations being copied to the other party.

      For the avoidance of doubt before such referral shall be made to such Independent Accountants, BWA UK shall be entitled to review the Gross Profit Margin Statement in the light of the matters raised by GLCC and to propose further adjustments to the Gross profit Margin Statement for review by the Independent Accountants.

    The Purchasers undertake to pay to GLCC within five days after the Gross Profit Margin Final Confirmation Date an amount equal to the Gross Profit Margin by CHAPS to GLCC's account as specified in Paragraph 1 of Part 2 schedule 2, such payment to be made in US$ and such payment shall constitute a full and valid discharge of the Purchasers' obligation to make that payment to the Sellers.

    Following Completion, the Purchasers shall, and shall procure that all other members of the Purchasers' Group shall, afford, at the Sellers' cost, to GLCC (on behalf of the Sellers) and their respective representatives (and, if applicable, the Independent Accountants) reasonable access, during normal business hours, to all books and records of the Business as carried on by the Purchasers after the Completion Date insofar as they relate to the Gross Profit Margin and the preparation of the Gross Profit Margin Statement and shall permit such persons (subject to the execution of a confidentiality undertaking in a form reasonably satisfactory to BWA UK) to examine and copy such books and records to the extent reasonably requested by such party. The Purchasers shall, and shall procure that all other members of the Purchasers' Group shall (at the Sellers' cost), following reasonable notice, generally render all reasonable assistance reasonably necessary for the preparation of the Gross Profit Margin Statement.

    The Sellers hereby undertake, that following the Completion Date, they shall promptly account to the Purchasers for any monies received (if any) by them from the debtors under the BioLab Arabia Capital Indebtedness or the BioLab Arabia Trade Payable.

    The Purchasers hereby undertake, for a period commencing on the Completion Date and terminating three months following the latest due date of any of the Accounts Receivable, to provide the Sellers with such information and support as may be reasonably required by the Sellers in relation to the timeous collection of the Accounts Receivable.

  VAT and Other Transfer Taxes

    The Purchasers on the one hand, and the Sellers on the other shall pay all Transfer Taxes arising in connection with the sale and purchase of the Assets under this Agreement (other than VAT to which the provisions of 16.3 to 16.7 below shall apply) which they are liable to pay under any relevant Laws. The Consideration payable by the Purchasers shall be deemed to be exclusive of any Transfer Taxes that may be so payable by it.

    The Sellers agree that they will not charge any Transfer Taxes on the Purchasers with respect to Assets located within the USA, on the basis the Purchasers are seeking the relevant exemptions as required by the relevant Tax Authorities in the USA. In the event that the Purchasers fail to secure such exemptions, the Purchasers undertake and covenant jointly and severally to indemnify the Sellers and the Sellers' Group for all Losses incurred by the Sellers or any members of the Sellers' Group arising out of the failure by the Purchasers to secure such exemptions.

    All payments to be made and other consideration to be given under this Agreement shall be deemed to be exclusive of VAT which is or becomes chargeable on the supply or supplies for which such payments form the whole or part of the consideration for VAT purposes, and subject to this clause 16 and the relevant provisions of the Business Transfer Agreements, any obligation to make a payment to the Seller includes an obligation to pay, in addition to any other consideration for the relevant supply, a sum equal to the VAT chargeable thereon.

    Subject always to the provision of the Business Transfer Agreements the Sellers and the Purchasers intend that, and shall use all reasonable endeavours to procure that, the sale of the Business and Assets of the Seller pursuant to this Agreement is treated as a transfer of a business as a totality of assets (or part thereof) for the purposes of Articles 5 and 6 of the Sixth Directive or any other locally applicable legislation in any EU or non-EU State such that the sale of the assets is treated as neither a supply of goods nor a supply of services for the purposes of VAT and consequently no VAT is chargeable on the sale thereof.

    If the sale of any or all of the Business and Assets cannot be treated in the manner contemplated by clause 16.4 the Purchasers shall, in addition to any amounts or other consideration expressed in this Agreement to be payable or given by the Purchasers, pay to the relevant Seller the amount of any VAT which is properly chargeable on the sale of any or all of the Business and Assets under this Agreement, such amount to be payable no later than the later of, Completion, the date of receipt of a valid VAT invoice from the relevant Seller in respect of such VAT and 3 Business Days prior to the date on which the relevant Seller must account to the relevant Tax Authority.

    Where the VAT referred to in clause 16.3 above ("the VAT amount") is or becomes chargeable as a result of any act or omission of the Purchasers which results in the unavailability of the treatment contemplated by clause 16.3 above, the Purchasers shall pay to the relevant Seller, in addition to and at the same time as the VAT Amount, a sum equal to the amount of any penalty, interest, imposts or other sum for which the relevant Seller is or becomes liable as a result of such act or omission of the Purchasers.

    If the Purchasers pay an amount in respect of VAT and it is subsequently determined by a relevant Tax Authority or any court or tribunal that any such VAT was not chargeable, the relevant Seller shall forthwith notify BWA UK (on behalf of the Purchasers) and shall on demand pay a sum equal to any such amount to the Purchasers.

  Third Party Registered Intellectual Property

  The Sellers shall use their commercially reasonable endeavours to procure that the legal title to each of the Third Party Proprietor Patents and the Third Party Proprietor Trade Marks is transferred to the Purchasers (or to such party duly designated by the Purchasers) as soon as possible following Completion. At the Sellers' cost, the Sellers shall, and shall use their commercially reasonable endeavours to procure that any third party shall, execute such further documents and do such further acts and things as are necessary and as the Purchasers may reasonably request from time to time to procure that the legal titles are vested absolutely in the Purchasers (or in such party duly designated by the Purchasers) as required by this clause 17.

  Counterparts

  This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts and each such counterpart shall constitute an original of this Agreement but all of which together constitute one and the same instrument. This Agreement shall not be effective until each party has executed at least one counterpart.

  Further Assurance

  The Sellers and the Purchasers agree to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as the other parties to this Agreement may reasonably require, whether on or after the Completion Date, to implement and/or give effect to this Agreement and the transactions contemplated by this Agreement and for the purpose of vesting in the Purchasers the full benefit of the assets, rights and benefits to be transferred to the Purchasers under or pursuant to this Agreement including, without limitation, the legal and beneficial ownership of the Assets. The Sellers and the Purchasers agree that any actions to be undertaken by them pursuant to this clause 19 shall be at the cost and expense of the Sellers (as to one half) and the Purchasers (as to the other half).

  Variation, Waiver and Consent

    No variation or waiver of any provision or condition of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties (or, in the case of a waiver, by or on behalf of the party waiving compliance).

    Unless expressly agreed, no variation or waiver of any provision or condition of this Agreement shall constitute a general variation or waiver of any provision or condition of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation or waiver, and the rights and obligations of the parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied or waived.

    Any consent granted under this Agreement shall be effective only if given in writing and signed by the consenting party and then only in the instance and for the purpose for which it was given.

  Entire Agreement

    Entire agreement

  The Transaction Documents and the Disclosure Letter together represent the whole and only agreement between the parties in relation to the sale and purchase of the Business and supersede any previous agreement (whether written or oral) between the parties in relation to the subject matter of any such document save that nothing in this Agreement shall exclude any liability for, or remedy in respect of, fraudulent misrepresentation.

  Default Interest

    If any party which is required to pay any sum under this Agreement fails to pay any sum payable by it under this Agreement on the due date for payment (the "Defaulting Party"), it shall pay interest on such sum for the period from and including the due date up to the date of actual payment (after as well as before judgement) in accordance with this clause.

    The Defaulting Party shall pay interest at the monthly rate of 1%.

    Interest under this clause 22 shall accrue on the basis of the actual number of days elapsed and a 30 day month and shall be paid by the Defaulting Party on demand. Unpaid interest shall compound monthly.

  Notices

    Save as otherwise provided in this Agreement, any notice, demand or other communication ("Notice") to be given by any party under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the party giving it. Any Notice shall be served by sending it by fax to the number set out in clause 23.2, or delivering it by hand to the address set out in clause 23.2 and in each case marked for the attention of the relevant party set out in clause 23.2 (or as otherwise notified from time to time in accordance with the provisions of this clause 23). Any Notice so served by fax or hand shall be deemed to have been duly given or made as follows:

      if sent by fax, at the time of transmission; or

      in the case of delivery by hand, when delivered;

    provided that in each case where delivery by fax or by hand occurs after 6pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day.

    References to time in this clause are to local time in the country of the addressee.

    The addresses and fax numbers of the parties for the purpose of clause 23.1 are as follows:

      Sellers

      Address: c/o Chemtura Corporation

      199 Benson Road, Middlebury

      Connecticut, 06749

      USA

      Fax: 00 1 203 573 4430

      For the attention of: General Counsel

      Purchasers

      Address: c/o Addleshaw Goddard (Ref: TXH/LEWIA)

      100 Barbirolli Square

      Manchester

      M2 3AB

      Fax: (+44) (0)161 934 6060

      For the attention of:

      Holdco

    Address: c/o Addleshaw Goddard (Ref: TXH/LEWIA)

    100 Barbirolli Square

    Manchester

    M2 3AB

    Fax: (+44) (0)161 934 6060

    A party may notify the other party to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of this clause 23, provided that such notice shall only be effective on:

      the date specified in the notification as the date on which the change is to take place; or

      if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date following five Business Days after notice of any change has been given.

    In proving service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered to the address shown thereon or that the facsimile transmission was made and a facsimile confirmation report was received, as the case may be.

  Costs

  Subject to any clauses in this Agreement or the Transaction Documents entitling either party to recover its costs from the other party if particular conditions are not fulfilled, each of the parties shall be responsible for its own legal, accountancy and other costs, charges and expenses incurred in connection with the negotiation, preparation and implementation of this Agreement and any other Transaction Document.

  Rights of Third Parties

  The parties do not intend that any term of this Agreement shall be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement.

  Business Transfer Agreements

  The Purchasers shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity pursuant to the Business Transfer Agreements to the extent that it has made such a recovery under this Agreement. In the event of any inconsistency between the terms of this Agreement and the Business Transfer Agreements, the provisions of this Agreement shall take precedence.

  Time of the Essence

  Time shall be of the essence of this Agreement, both as regards times, dates and periods specified in the agreement and as to any times, dates or periods that may by agreement between the parties be substituted for any of them.

  Continuing Effect

  Each provision of this Agreement shall continue in full force and effect after Completion, except to the extent that a provision has been fully performed on or before Completion.

  Severability

  If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable in any respect under the law of any jurisdiction, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The parties shall then use all reasonable endeavours to replace the invalid or unenforceable provision(s) by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

  Assignment

    Subject to clause 30.2 and 30.3, neither party shall be entitled to assign the benefit or burden of any provision of this Agreement without the prior written consent of the other party.

    The Purchasers shall have the right to assign the benefit of this Agreement, at any time and on more than one occasion by way of security for the benefit of any person who provides financial facilities to any of the Purchasers' Group in connection with the transactions effected under this Agreement and the Transaction Documents, and any such security may be enforced or released upon prior written notice to GLCC (on behalf of the Sellers).

    The Sellers shall have the right to assign the benefit of this Agreement, at any time and on more than one occasion, to any member of the Sellers' Group.

    The Purchasers shall have the right to assign the benefit of clause 13.8(c) of this Agreement at any time to a third party acquiror of the Business or of BWA UK, Holdco or any direct or indirect holding company of such companies or any member of the Purchasers' Group from time to time.

  Governing Law and Submission to Jurisdiction

    Governing law

    The construction, validity and performance of this Agreement shall be governed by the laws of England and Wales.

    Submission to jurisdiction

    The parties to this Agreement irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction over any claim or matter arising under or in connection with this Agreement and that accordingly any proceedings in respect of any such claim or matter may be brought in such court.

    Appointment of agent for service of process (Sellers)

    The Sellers (other than GLMUK) hereby irrevocably appoint GLMUK of Tenax Road, Trafford Park, Manchester, M17 1WT as their agent to receive and acknowledge on their behalf service of any Service Document in England and Wales and undertake not to revoke the authority of such agent. If for any other reason the agent named above (or its successor) no longer serves as agent of the Sellers for this purpose, the Sellers shall promptly appoint a successor agent and notify the Purchasers thereof. If the Sellers fail to appoint another agent, the Purchasers shall be entitled to appoint one on behalf of the relevant Seller at the expense of the relevant Seller. Until the Purchasers receive such notification, it shall be entitled to treat the agent named above (or its said successor) as the agent of the Sellers for the purposes of this clause. The Sellers agree that any such Service Document shall be sufficiently and effectively served on it if properly addressed and delivered to such agent for service at its address for the time being in England and Wales whether or not such agent gives notice thereof to the Sellers.

    Appointment of agent for service of process (Purchasers)

BWA Japan and BWA USA hereby irrevocably appoint of BWA UK of Tenax Road, Trafford Park, Manchester, M17 1WT as their agent to receive and acknowledge on its behalf service of any Service Document in England and Wales and undertake not to revoke the authority of such agent. If for any other reason the agent named above (or its successor) no longer serves as agent of the Purchasers for this purpose, the Purchasers shall promptly appoint a successor agent and notify the Sellers thereof. If the Purchasers fail to appoint another agent, the Sellers shall be entitled to appoint one on behalf of the relevant Purchaser at the expense of the relevant Purchaser. Until the Sellers receive such notification, it shall be entitled to treat the agent named above (or its said successor) as the agent of the Purchasers for the purposes of this clause. The Purchasers agree that any such Service Document shall be sufficiently and effectively served on it if properly addressed and delivered to such agent for service at its address for the time being in England and Wales whether or not such agent gives notice thereof to the Purchasers.

The parties have shown their acceptance of the terms of this Agreement by executing it at the end of the schedules.

Schedule 1

(Deliberately left blank)

SCHEDULE 2

Completion

Part 1: Sellers' Obligations at Completion

  ITEMS TO BE DELIVERED BY THE SELLERS

  At Completion, the relevant Sellers shall deliver to BWA UK (on behalf of the Purchasers):

    duly executed consents to assign the Business Contracts listed below in the agreed form:

      Purchase Agreement dated 1 August 2003 between General Electric Company/GE Betz Inc. and Biolab Inc;

      Extension of Supply Agreement dated 19 May 2003 between Hercules BetzDearborn and Biolab, Inc;

      Letter Agreement dated 21 December 2005 between ChemTreat, Inc. and BioLab Water Additives;

      Supply Agreement dated 1 March 2004 between Alco Chemical, a National Starch and Chemical Company and BioLab, Division of Great Lakes Associates;

      Requirements Agreement (undated) with Cytec Industries B.V.; and

      CDA between BioLab Water Additives and Cytec Industries Inc (relating to quaternary phosphonium compounds) (signed by D. Cartmell 19.04.2002), attaching Process Description for manufacture of Bellacide 350 (20.07.2000) with additional Secrecy Agreement, dated 20.07.2000.

    all the Assets which are capable of passing by delivery when, by virtue of such delivery, title to those Assets shall pass to the relevant Purchaser;

    all the Business Contracts and all books, records and other documents to be transferred and delivered to the relevant Purchaser under this Agreement including, without limitation, the Business Records and all Business Information;

    certified copies of any powers of attorney under which any of the documents referred to in this schedule is executed or evidence satisfactory to BWA UK (on behalf of the Purchasers) of the authority of any person signing on behalf of the Sellers and any other member of the Sellers' Group;

    a copy of a resolution of the board of directors of each Seller authorising the execution of and the performance by each Seller of its respective obligations under the Transaction Documents and each of the other documents to be executed by such Seller;

    the Property Agreements duly executed by GLMUK;

    the Supply Agreements duly executed by GLMUK;

    the Transitional Services Agreement duly executed by GLCC;

    the Regulatory Services Agreement duly executed by GLCC;

    the BioLab Gulf Transfer Agreement duly executed by GLCE;

    the Lease Assignment duly executed by GLCC;

    the Business Transfer Agreements duly executed by the relevant Sellers; and

    Proguard Trade Mark Licence;

    the IP Assignments duly executed by the relevant Sellers;

    the Liquibrom Distribution Agreement duly executed by Chemtura Corporation;

    the Adrian Know-How Licence Agreement (in the agreed form) duly executed by GLCC;

    the Employee Lease Agreement duly executed by GLCC;

    the Transition Services Agreement duly executed by Bayrol Iberica S.A.;

    the Disclosure Letter duly signed by the Sellers;

    deliver a copy of the BCDMH Access Letter;

    deliver a copy of the Syngenta Access Letters;

    the DMH-01 Licence duly executed by the relevant Seller;

provided that the items referred to in paragraphs 1.2 and 1.3 of this schedule may be delivered to BWA UK (on behalf of the Purchasers) at the Properties.

  TAKING POSSESSION OF THE BUSINESS

  The Sellers shall permit the Purchasers to enter into and take possession of all the Assets and assume conduct of the Business.

  Part 2: Purchasers' Obligations at Completion

  At Completion, the Purchasers shall:

  pay the Initial Consideration by CHAPS to GLCC's account at:

  Bank Name: Citibank New York, New York

  ABA No.: 02100089

  SWIFT No.: CITIUS33

  Account Name: Great Lakes Chemical Corporation

  Account No.: 30429086

  such payment to be made in US$ and such payment shall constitute a full and valid discharge of the Purchasers' obligation to make that payment to the Sellers;

  pay the Escrow Sum by CHAPS to the Escrow Account;

  deliver to GLCC the BioLab Gulf Transfer Agreement duly executed by Holdco;

  deliver to GLCC the Business Transfer Agreements duly executed by the relevant Purchasers;

  deliver to GLCC the Property Agreements duly executed by the relevant Purchaser together with the appropriate statutory declarations;

  deliver to GLCC the Supply Agreements duly executed by the relevant Purchaser;

  deliver to GLCC the Transitional Services Agreement duly executed by the relevant Purchaser;

  deliver to GLCC the Regulatory Services Agreement duly executed by BWA UK;

  deliver to GLCC the Lease Assignment duly executed by BWA UK;

  deliver to GLCC a copy of a resolution of the board of directors of each Purchaser and Holdco authorising the execution of and the performance by the Purchasers and Holdco of their respective obligations under the Transaction Documents and each of the other documents to be executed by the Purchasers and Holdco;

  deliver to the Sellers' Solicitors certified copies of any powers of attorney under which any of the documents referred to in this part 2 of schedule 2 is executed or other evidence satisfactory to the Sellers' Solicitors of the authority of the person signing on the Purchasers' behalf; and

  deliver to GLCC the Proguard Trade Mark Licence;

  deliver to GLCC the IP Assignments duly executed by BWA UK;

  deliver to GLCC the Liquibrom Distribution Agreement duly executed by BWA US.

  deliver to GLCC the Adrian Know-How Licence Agreement duly executed by BWA US.

  deliver to GLCC certified copies of appropriate licences and registrations with the social security and Tax Authorities in Spain and Italy, appropriate sponsorship and visa documentation for the Transferring Employees based in the United Arab Emirates and Singapore (as appropriate), and a certified copy of the service agreement entered into with FESCO in China.

  deliver to GLCC the Employee Lease Agreement duly executed by Holdco.

  deliver to GLCC the Transition Services Agreement duly executed by BWA UK.

  deliver to GLCC the DMH-01 Licence duly executed by the relevant Purchaser.

  The Disclosure Letter duly receipted by the Purchasers and Holdco.

  SCHEDULE 3

  Warranties

  In this schedule unless the context otherwise indicates any references to a "material adverse effect" shall mean a material adverse effect on the assets, liabilities, business, financial condition and results of the Business taken as a whole.

  CORPORATE MATTERS

    The Sellers have been duly incorporated, are validly existing and, where applicable, are in good standing.

    The Sellers have all the requisite corporate power to execute, deliver and perform the obligations to be assumed or performed by it in accordance with this Agreement and the Transaction Documents, and have taken all necessary corporate or other action to authorise the execution, delivery and performance of this Agreement and the Transaction Documents. This Agreement and the Transaction Documents constitute legal, valid and binding obligations of the Sellers enforceable in accordance with their respective terms.

    Neither Completion nor the performance of this Agreement (or any document to be executed in accordance with it) will result in:

      any party to an agreement or arrangement with or relating to the Business being relieved of any obligations or entitled to terminate any such agreement or arrangement;

      so far as the Sellers are aware, any customer or supplier ceasing to deal, or substantially reducing the level of his dealings, with the Business;

      a breach of any provision of the Sellers' respective constitutional documents or any judgment, decree or order of any court or governmental authority or agency to which any Seller is a party or by which the Business or any of the Assets are bound or any permit, statute, Law, rule, regulation or arbitration award of any governmental agency or public or regulatory unit, agency or authority applicable to any Seller or the Business; or

      the creation, crystallisation or enforcement of an Encumbrance on, over or relating to the Business or any of the Assets.

    No consent, authorisation, licence or approval of the Sellers' shareholders or of any governmental, administrative, judicial or regulatory body, authority or organisation is required to authorise the execution, delivery, validity, enforceability or the performance by the Sellers of its obligations under this Agreement (or the Transaction Documents).

  BIOLAB GULF AND BIOLAB ARABIA

    Great Lakes Chemical (Europe) Limited has good title to the BioLab Gulf Shares, free from any Encumbrances.

    BioLab Gulf has good title to the BioLab Arabia Shares free from any Encumbrances.

    With the exception of those matters set out in the Disclosure Letter with specific reference to this paragraph 2.3, BioLab Gulf has not entered into any contract arrangement or obligation, whether written or otherwise.

    With the exception of those matters set out in the Disclosure Letter with specific reference to this paragraph 2.4, BioLab Gulf has no liabilities.

    BioLab Gulf has no assets except for the BioLab Arabia Shares.

    GLCC's total aggregate potential liability under the SIDF Guarantee does not exceed the capital amount of US$1.372million.

    The balance sheet attached to the Disclosure Letter and setting out the assets and liabilities of BioLab Arabia as at 30 April 2006, is complete and accurate in all material respects and not misleading in any material respect and so far as the Sellers are aware there has been no material change to such assets or liabilities since that date.

  THE BUSINESS CONTRACTS

    Each of the Business Contracts listed in Schedule 9 and, so far as the Sellers are aware, each of the remaining Business Contracts is freely assignable to the Purchasers as contemplated by the Agreement.

    With respect to each of the Business Contracts:

      the Sellers have in all material respects duly performed and complied with each of their obligations thereunder; and

      there are no matters or circumstances which will nor, so far as the Sellers are aware, might give rise to a breach of such Business Contracts by or against the Sellers.

    None of the Business Contracts listed in Schedule 9, nor so far as the Sellers are aware any of the remaining Business Contracts:

      contain any unusually onerous terms to be observed by the Sellers;

      have been entered into otherwise than on arm's length terms or outside the ordinary and normal course of trading;

      are incapable of termination by the Sellers in accordance with their terms on no more than 3 months' notice;

      give any party an option to acquire or dispose of any Asset or requires another person to do so;

      involves or is likely to involve outstanding capital expenditure by the Sellers of more than US$25,000;

      creates any joint venture, agency or distributorship arrangement;

    and, so far as the Sellers are aware, no offer, bid, tender or proposal is outstanding which by the acceptance or other act of some other person would give rise to any such transaction.

    There are no powers of attorney or other authorities (express, implied or ostensible) relating to the Business which are still outstanding or effective to or in favour of any person to enter into any contract or commitment or to do anything on behalf of the Sellers (other than to directors or Employees to enter into routine contracts in the normal course of their duties).

  GENERAL

  The execution, delivery and performance of this Agreement will not result in the breach of any of the terms or conditions of or constitute a default under or entitle any other party to cancel, terminate or take any action under any of the Business Contracts listed in Schedule 9, nor so far as the Sellers are aware, any other Business Contract.

  ACCOUNTS

    The Financial Accounts of the Business (a copy of which is attached to the Disclosure Letter):

      have been prepared in accordance with Chemtura Corporation's normal practices for unaudited management accounts and policies and principles consistently applied throughout the period to which they relate;

      accord with the books and accounts of the relevant Seller in all material respects; and

      fairly reflect the financial operation of the Business for the period to which they relate.

    Since the Financial Accounts Date:

      the Sellers, in relation to the Business, have carried on the Business in the ordinary course in the same manner as prior to the Financial Accounts Date;

      there has been no material adverse change in the financial or trading position of the Business and, so far as the Sellers are aware, no event, fact or matter has occurred, nor is likely to occur which will or is likely to give rise to such change;

      save as disclosed in the Disclosure Letter, the Sellers have not in relation to the Business offered any material price reductions, discounts or allowances on sales of trading stock or services, or provided them at materially less than cost;

      the Sellers have in relation to the Business paid its creditors in accordance with past practice in such a way that, so far as the Sellers are aware, no relationship with a supplier has been damaged as a result of late payment by the Sellers; and

      the Sellers have not in relation to the Business factored, sold or agreed to sell any Indebtedness of, or relating to, the Business.

  FINANCE, BORROWINGS AND LIABILITIES

    No customer who contributed 5% or more of the annual sales of the Business during the 12 months preceding Completion has been in arrears with any payment for goods or services supplied by more than 30 days at any time during the 12 months immediately preceding Completion.

    Neither the Sellers nor any member of the Sellers Group nor any person associated with the Sellers owes any amount to the Business.

    There are no creditors of the Sellers in relation to the Business to whom the Sellers are indebted by more than US$200,000 in aggregate for a period of more than 30 days since the due date, other than in the ordinary course of business.

    Full details of all overdraft, loan, and other financial facilities available to the Sellers in relation to the Business and to BioLab Arabia and all Equipment Contracts involving annual payments of more than $200,000 in aggregate per annum, (including any Encumbrance relating to such facilities, agreements or arrangements), are attached to the Disclosure Letter (together with materially complete copies of all documents relating to such facilities, agreements or arrangements) and so far as the Sellers are aware:

      there has been no contravention of, or non-compliance with, any provision of any such document;

      there has not been any alteration in the terms and conditions of any of such facilities, agreements or arrangements, all of which are in full force and effect;

      nothing has been done or omitted to be done whereby the continuance of any of such facilities, agreements or arrangements in full force and effect might be affected or prejudiced;

      none of such facilities, agreements and arrangements is dependent on the guarantee of a third party.

    The Sellers have not given any guarantee or indemnity or created any other financial obligation or given comfort in support of the Business which remains outstanding.

  THE BUSINESS AND TRADING

    Copies of all written contracts having a value of more than US$250,000 held by the Business are attached to the Disclosure Letter.

    Other than pursuant to its standard terms of business or the Business Contracts (which are respectively attached to the Disclosure Letter), the Sellers are not in relation to the Business under any liability in an amount in excess of US$ 20,000:

      to replace or remedy defects in any goods, or to make good any errors or omissions in services, supplied or agreed to be supplied under any contract, or to service, repair, maintain, take back or otherwise do or not do anything in respect of goods which would apply after such goods have been delivered.

    Since the Financial Accounts Date the Sellers have not received any written notice, and nor are the Sellers otherwise aware, that any important customer or source of supply, (being a customer or supplier which over a period of 3 months or more during the previous 2 years has accounted for 5% or more in value of the goods or services supplied by or to the Business during that period) has ceased to be a customer or supplier, nor have they received any written notice, nor are the Sellers otherwise aware, that any such customer or supplier intends to cease or reduce trading with or supply to the Business.

    Included in the Disclosure Letter is a list showing the 10 largest customers and the 10 largest suppliers of the Business together with the amounts paid by and paid to (respectively) those persons for the 12 month period preceding the date of this Agreement.

    The Sellers are not in relation to the Business party to any confidentiality or secrecy agreement or undertaking or other arrangement which may materially restrict the Business's activities.

    No substantial part of the Business is carried on under the agreement or consent of a third party, nor is there any agreement or arrangement which restricts the fields in which the Sellers may carry on the Business.

    The Sellers have received no written notice from any counterparty to any Business Contract nor are the Sellers otherwise aware that any such counterparty, intends to vary, avoid, cancel, repudiate, rescind or prematurely determine such contract by virtue of the sale and purchase pursuant to this Agreement.

    The Sellers have no offer, bid, tender or proposal outstanding which by the acceptance or other act of some other person would give rise to any transaction having a value in excess of US$100,000.

    The Business has not, in the 16 months prior to the date of this Agreement been interrupted or otherwise materially and adversely affected by any event or circumstances not having a similar effect on business of the same type and scale as the Business.

    The Sellers have not recalled any products manufactured by the Business in the 16 month period prior to the date of this Agreement having on aggregate cost to the Sellers in excess of US$ 50,000.

    Attached to the Disclosure Letter is a list of all product liability claims having a value in excess of US$ 25,000 made against the Sellers in respect of the Business in the 16 month period prior to the date of this Agreement.

  ASSETS

    The Sellers have exclusive ownership (free of any Encumbrance) of and direct control of and access to:

      the Assets;

      all documents of title relating to the Assets;

      all subsisting written Business Contracts relating to the Business to which it is a party; and

      all records, systems, data and information held by it or on its behalf which are recorded, maintained, stored or otherwise wholly or partly dependent on any system (including any electronic, mechanical or photographic process whether computerised or not) whether operated by the Sellers or not, subject to the usual terms relating to such recording, maintenance, storage or management by third parties.

    There is no Encumbrance, option or right to acquire on, over or affecting the Business or any of the Assets, there is no agreement or commitment (conditional or otherwise) to give or create any of the foregoing and no person has made any claim to be entitled to any of the foregoing.

    All Equipment is in the possession or control of the Sellers and all Equipment with a value in excess of US$25,000 is in working order and in reasonable condition having regard to its age and usage.

    The Assets, together with the rights and benefits under the Supply Agreement comprise all the Assets required for the carrying on of the Business in the manner in which it is presently conducted.

    The Purchased Inventory is undamaged and saleable in the ordinary course of business in accordance with the Sellers' current price list without rebate, discount or allowance to a purchaser.

  DIRECTORS AND EMPLOYEES

    So far as the Sellers are aware, in respect of the Business, no employee, director, officer, agent, consultant or contractor of a Seller is a party to, or is otherwise bound by, any contract, including any confidentiality, non-competition or proprietary rights agreement with any other person that in any way adversely affects or will affect:

      the performance of his or her duties for a Seller or a Purchaser;

      his or her ability to assign to a Seller or a Purchaser rights to any invention, improvement, discovery or information relating to the business of the Sellers or the Purchasers; or

      the ability of a Seller or a Purchaser to conduct its business.

    There are no existing nor, so far as the Sellers are aware pending or threatened proceedings against or affecting the Sellers relating to the alleged violation of any law pertaining to labour relations or employment matters in respect of any Transferring Employees.

    There is no existing nor, so far as the Sellers are aware, pending or threatened industrial or trade disputes involving the Sellers and any of the Transferring Employees nor has there been any such dispute during the last 16 months. There are no agreements or arrangements between the Sellers and any trade union, works council, information and/or consultation body, health and safety or hygiene or any other representative body concerning either the representation of any of the Transferring Employees or obligations upon the Transferring Employees to join a trade union and the Sellers does not recognise any trade union or other body representing the Transferring Employees for the purpose of collective bargaining or other negotiating purpose.

    There are no existing nor, so far as the Sellers are aware, pending or threatened claims against the Sellers by any of the Transferring Employees in respect of damages for wrongful dismissal or breach of contract, any contractual or statutory redundancy payment, for compensation in respect of dismissal or in relation to any other Employment Law matter.

    Schedule 8 part 1 and the Disclosure Letter contain certain particulars of all Transferring Employees which are accurate and complete in all material respects, including their names, dates of birth, position and commencement of employment, whether they are members of the Pension Arrangements, details of salary and any bonus or commission payable, benefits which are made available to them by the Sellers, place of work, sex, whether they work full time or part time, whether they are a temporary employee, outstanding holidays remaining and notice period required to be given by the Sellers and all Transferring Employees if different from that required by applicable law.

    A representative sample, which is complete and accurate in all material respects, of the contracts of employment between the Sellers and the Transferring Employees is attached to the Disclosure Letter together with copies of any consultancy agreements relating to the Business currently in force to which the Sellers are a party.

    Since 1 July 2005, no material change has been made by the Sellers to the terms and conditions of employment of any Transferring Employee and no such changes or request for such changes, is due or expected within 6 months from the date of this agreement.

    So far as the Sellers are aware, since 1 January 2006, no Transferring Employee earning in excess of US$ 75,000 per annum has given or received notice of termination of employment or engagement.

    Save as otherwise disclosed in the Disclosure Letter, no payment has been made or promised by the Sellers in connection with the actual or proposed termination, breach, suspension or variation of any employment or engagement of any present or former director, officer or Transferring Employee of, or consultant to, the Business; and there is no outstanding obligation or ex gratia arrangement for the Sellers to pay any compensation to any present or former director, officer or consultant who performs work for the Business or Transferring Employee.

    With the exception of PAYE and national insurance contributions in respect of the payment period current at Completion, the Sellers do not have outstanding any undischarged liability to pay to any governmental or regulatory authority in any jurisdiction any contribution, Tax or other levy arising in connection with the employment or engagement by the Sellers of any Transferring Employees, prior to Completion, which would become the liability of the Purchasers.

    The Sellers have not offered employment or an engagement for services in relation to the Business to any person entitled to remuneration at a rate in excess of US$ 50,000 per annum which offer remains outstanding.

    There are no persons employed by the Sellers in relation to the Business who are on secondment (whether overseas of otherwise), maternity leave, absence on grounds of disability or sickness, or other leave of absence where such disability, sickness or other leave has lasted one month or more and have, or may have, a statutory or contractual right to return to work for the Sellers.

  PENSIONS

    Other than the Pension Arrangements, there are no pension or similar schemes or arrangements for the Transferring Employees and the Sellers have no obligation (whether legally binding or established by custom) to pay any pension or make any other payment after retirement or death to or in respect of the Transferring Employees and the Sellers are not party to any scheme or arrangement having as its purpose or one of its purposes the making of such payments or the provision of such benefits in respect of the Transferring Employees.

    The UK Pension Arrangement was an exempt approved occupational pension scheme within the meaning of Chapter 1 of Part XIV of the Taxes Act and became a "Registered Pension Scheme" with effect from 6 April 2006 under Part 4 of the Finance Act 2004.

    The Sellers have disclosed to the Purchasers copies of all material trust deeds, rules, plans, announcements and booklets relating to the Pension Arrangements, including, but not limited to:

      a list of all UK Transferring Employees who are members of the UK Pension Arrangement together with details of the rate or rates at which the Sellers (in respect of the defined contribution section of the UK Pension Arrangement only) and the members contribute to the UK Pension Arrangement;

      a list of all UK Transferring Employees who will become eligible to join the UK Pension Arrangement upon the satisfaction of any conditions of eligibility.

    As far as the Sellers are aware no written undertaking or assurance has been given by the Sellers to any UK Transferring Employee as to the continuance, increase or improvement of any retirement benefit provided by the UK Pension Arrangement.

    As far as the Sellers are aware, no UK Transferring Employee has made any written claim (other than a routine claim for benefits) or complaint (including a complaint under the UK Pension Arrangement's internal dispute resolution procedure or to the Pensions Ombudsman) against the Sellers or against the trustees or administrator of the UK Pension Arrangement or made any written complaint or report to the Occupational Pensions Regulatory Authority or the Pensions Regulator in respect of any act, event or omission arising out of the UK Pension Arrangement and so far as the Sellers are aware there are no circumstances which would give rise to any such claim, complaint or report being made.

    No UK Transferring Employee has been excluded from membership of the UK Pension Arrangement:

      in circumstances such that had their hours of employment been different they would not have been excluded: or at any time on grounds of:

    (i) having a disability;

    (ii) their sex or sexual orientation.

    The following are the US Pension Plans: (i) the Chemtura Employee Savings Plan (401(k)); and (ii) the Witco Corporation Retirement Plan.

    Each US Pension Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in all material respects in accordance with its terms and complies in all material respects in form and in operation and administration with the applicable requirements of ERISA, the US Internal Revenue Code of 1986, as amended, (the "Code") and other applicable laws.

    All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made in material compliance with the time periods prescribed by ERISA and the Code to each US Pension Plan, and to the knowledge of the Sellers there have been no prohibited transactions with respect to any US Pension Plan.

    Each US Pension Plan has received a current determination from the US Internal Revenue Service that such plan is qualified within the meaning of Section 401(a) of the Code, and, so far as the Sellers are aware, nothing has occurred since the date of such determination that could adversely affect the qualified status of any US Pension Plan.

  INTELLECTUAL PROPERTY

    A list of the Patents and the Trade Marks beneficially owned by the Sellers is set out in parts 1(a), 1(b), 2(a) and 2(b) of schedule 6 which is complete and accurate in all material respects.

    The Sellers are the sole legal and beneficial owner of the Patents and Trade Marks and (subject to paragraph 11.5) all other material Intellectual Property used in the Business (including the subject matter thereof) free from all claims, liens, charges, equities, licences and third party rights of any description save in relation to Third Party Proprietor Patents and Third Party Proprietor Trade Marks, in respect of which the Sellers are the beneficial owners, where the proprietor of the legal title is as listed in parts 1 (b) and 2 (b) of Schedule 6 and save in relation to those patents in part 1 (c) and those trade marks in part 2 (c) of Schedule 6. No Intellectual Property used in the Business is held jointly or in common with any other person. The Business Intellectual Property comprises all material Intellectual Property (other than the Excluded Intellectual Property) necessary for the continuation of the Business in the manner and to the extent it has been carried on in the twelve month period prior to the date of this Agreement.

    None of the Patents and Trade Marks and material Business Intellectual Property is subject to any opposition proceedings or challenge by a third party or competent authority as to entitlement, validity, enforceability or otherwise (or any other claim adverse to the continuing enjoyment by the Sellers of the benefit of such rights). There is no outstanding litigation or other proceedings (whether pending or threatened) involving any of the Business Intellectual Property.

    All renewal and registration fees for the protection of the registered Business Intellectual Property have been paid when due.

    A list of all Intellectual Property which is licensed to the Business by persons other than the Sellers is set out in part 4 of schedule 6. So far as the Sellers are aware, all such licences are valid and enforceable and in full force and effect. There are no other outstanding material agreements or arrangements whereby a licence, sub-licence or other permission to use has been granted to or by, or is obliged to be granted to or by, the Sellers in respect of any Intellectual Property used in the Business save for those licences or agreements set out in part 5 of schedule 6. So far as the Sellers are aware, no disclosure has been made to any person other than the Purchasers of any of the commercial, industrial, financial or trade secrets of the Business except properly and in the ordinary course of business and on terms that such disclosure is to be treated as being of a confidential nature.

    Neither the Sellers nor, so far as the Sellers are aware, any other party has defaulted under any licence concerning the Business Intellectual Property which would have a material adverse effect on the Business nor, so far as the Sellers are aware, has any party to any such licence alleged any such default against the other, which default would have such effect. No party to such licences has terminated such licences.

    The Sellers have received no notice from any counterparty to any licence concerning the Business Intellectual Property that it intends to vary, avoid, cancel, repudiate, rescind, or prematurely determine, such licence by virtue of the sale and purchase pursuant to this Agreement.

    The Sellers have not in the last 16 months, as far as they are aware, carried out any activity which has infringed any Intellectual Property rights or which constitute or have constituted breach of confidence, passing off or actionable unfair competition in any jurisdiction or that any such activities give or have given rise to any obligation to pay any royalty, fee, compensation or any other sum whatsoever. So far as the Sellers are aware, no third party has infringed any Business Intellectual Property, or committed any breach of confidence, passing off or actionable unfair competition against the Sellers relevant to the Business and the Sellers have not granted, and are not obliged to grant, any licences or third party rights in respect of any Business Intellectual Property.

    The Sellers have not and have not within the 16 months preceding the date of this Agreement been party to or threatened with any legal proceedings relating to any Intellectual Property rights.

    The Sellers do not use, or otherwise carry on, the Business under any name other than the Business Names.

    Since the date falling 16 months prior to the execution of this Agreement, no Sellers have sold or otherwise disposed of any Business Intellectual Property.

    No disclosure of Confidential Information has occurred during the 16 month period preceding this Agreement except under the protection of confidentiality obligations in the ordinary course of business.

    All the Know How used by the Business is sufficiently documented to enable a competent process chemist to develop a working manufacturing process for the Products without reliance on the special knowledge or memory of any person, including any officer or employee of the Sellers.

    None of the Trafford Park IP is (provided that the Purchaser employs a competent process chemist) necessary for carrying on the Business.

  LITIGATION, DISPUTES AND INVESTIGATIONS

    The Sellers are not engaged in any capacity in any litigation, arbitration, prosecution or other legal proceedings or in any proceedings or hearings before any statutory or governmental body, department, board or agency in relation to the Business or any of the Assets or Employees. So far as the Sellers are aware, no such matters are pending or threatened, nor are there any circumstances likely to give rise to any such matter.

    In relation to the Business, the Assets and the Employees there is no outstanding judgment, order, decree, arbitral award or decision of any court, tribunal, arbitrator, governmental agency or regulatory body against the Sellers.

    The Sellers are not a party to any subsisting undertaking given to any court or third party arising out of any proceedings of the kind described in paragraph 12.1 or paragraph 12.2.

    The Sellers have not received written notification from any governmental or other body that any material investigation or enquiry is being, or has been, conducted by such body in respect of the Business, the Assets and/or the Employees. So far as the Sellers are aware, no circumstances exist which are likely to give rise to any such investigation or enquiry.

    In relation to the Business, the Assets and the Employees no breach of contract, tort, statutory duty or law has been committed which will or may cause damage to, or otherwise interfere with the carrying on of, the Business.

  INSURANCE

    The Sellers have effected all insurances required by law to be effected by them in relation to the Business and the particulars of all insurance policies maintained by the Sellers in relation to the Business and currently in force (Policies) are referred to in the Disclosure Letter with specific reference to this paragraph.

    No claim or claims:

    (a) is/are outstanding either by the insurer or the insured under any of the Policies; or

    (b) against the Sellers by any third party is/are outstanding in respect of any risk covered by any of the Policies.

    The Sellers are not aware of any circumstances which would or might entitle the Sellers to make a claim under any of the Policies or which would or might be required under any of the Policies to be notified to the insurers.

    Details of any claims made by the Sellers under any insurance policy in the last 16 months are set out in the Disclosure Letter with specific reference to this paragraph 13.

  COMPLIANCE AND REGULATORY

    The Sellers have conducted the Business in all material respects in accordance with the requirements of all Competition Laws applicable to the Business and have not been and so far as the Sellers are aware are not being investigated for any alleged non-compliance or infringement of such Competition Laws.

    For the purposes of this paragraph 14 the term Competition Laws means any applicable laws, regulations, rules or other enactments whatsoever dealing (without limitation) with state aid, public procurement, anti-dumping, anti-competitive agreements decisions or concerted practices, monopolies, abuse of dominant position, other anti-competitive behaviour, merger situations or concentrations and the requirements of any special regulatory regime to which the Business may be subject in any area of its activities in the UK, USA, EU, EEA or any other jurisdiction in which the Business is carried on.

    The Sellers hold all licences, permissions, consents and other approvals (of a regulatory nature) required for or in connection with the carrying on of the Business in the places and in the manner in which the Business is now carried on and to enable them to sell the products to be supplied pursuant to the Supply Agreements. Such licences, permissions, consents and approvals are in full force and effect, are not limited in duration or subject to any unusual or onerous conditions and have been complied with in all material respects, and there are no circumstances which mean that any of such licences, permissions, consents, or approvals will be revoked and the same are transferable pursuant to this Agreement.

    Copies of all licences, permissions, consents and other approvals referred to in paragraph 14.3 are attached to the Disclosure Letter with specific reference to this paragraph.

    The Sellers currently comply with and have in the last 16 months complied with all applicable laws, regulations (including health and safety regulations) and orders affecting the Assets, Employees and the operation of the Business in all material respects.

    No Seller, nor, so far as the Sellers are aware, any representatives of the Sellers, have offered or given, and the Sellers have no knowledge of any person that has offered or given on their behalf, anything of material value in the course of the Business to:

      any official of a Governmental Entity, any political party or official thereof or any candidate for political office;

      any customer or member of any Governmental Entity; or

      any other person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer or member of any Governmental Entity or any candidate for political office for the purpose of:

        influencing any action or decision of such person, in such person's official capacity, including a decision to fail to perform such person's official function;

        inducing such person to use such person's influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist the Company in obtaining or retaining business for, with, or directing business to, any person; or

        where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Sellers in obtaining or retaining business for, with, or directing business to, any person.

  TAX

    There are no special concessions or dispensations granted by any Tax Authority to the Sellers in respect of the Business or any of the Assets.

    No Employee has any right to acquire any shares or stock (or any interest in any shares or stock) the exercise, release or assignment of which may give rise to a liability of a Purchaser to account for any sum under the PAYE system and/or for national insurance contributions or any equivalent or similar Taxes in any jurisdiction other than the UK.

    In relation to those Assets acquired by the Sellers since 1 January 2000, all documents in the possession of the Sellers or to the production of which the Sellers are entitled which confer any right or title upon the Sellers in relation to those Assets have been duly stamped and there is no such document outside the United Kingdom which would attract stamp duty if brought into the United Kingdom.

  INSOLVENCY

    No order has been made and no resolution has been proposed or passed for the winding up or bankruptcy or similar proceedings of any of the Sellers or for a provisional liquidator to be appointed in respect of the Sellers and no petition has been presented and no meeting has been convened for the purpose of winding up any Seller or issuing bankruptcy or similar proceedings in relation to any Seller.

    No administration order has been made in respect of any Seller and no petition for such an order has been presented.

    No receiver (which expression shall include an administrative receiver) has been appointed in respect of any Seller or in respect of all or any material part of their assets.

    No voluntary arrangement has been proposed under section 1 Insolvency Act 1986 or any similar or other bankruptcy or insolvency laws in any applicable jurisdiction in respect of any Seller.

    No Seller is insolvent or unable to pay its debts within the meaning of section 123 Insolvency Act 1986 or any similar or other bankruptcy or insolvency laws in any applicable jurisdiction in respect of any Seller and has stopped paying its debts as they fall due.

    No distress, execution or other process has been levied or threatened in respect of any asset of any Seller.

    No composition in satisfaction of the debts of any Seller or scheme of arrangement of its affairs or compromise or arrangement between it and its creditors and/or members or any class of its creditors and/or members has been proposed, sanctioned or approved.

    No event analogous to any of the circumstances mentioned in any of the foregoing sub-paragraphs of this paragraph 16 has occurred in relation to any Seller outside England.

    In respect of each Seller, no loan capital, borrowed money or interest is overdue for payment and no other obligation or indebtedness is outstanding which is substantially overdue for performance or payment.

    Immediately subsequent and after giving effect to the transactions contemplated by this Agreement, each Seller:

      will be solvent; and

      will have adequate capital to engage in businesses and transactions to which it is and intends to become a party.

  INFORMATION

  The information in the schedules and all statements of fact in this Agreement are complete and accurate in all material respects.

  SCHEDULE 4

  Limitations on Liability under the Warranties

  The provisions of this schedule shall inter alia operate to define and limit the liability of the Sellers in respect of any claim under or in connection with the Warranties. The provisions of paragraphs (h), (n) and (q) inclusive of this schedule shall inter alia operate to define and limit the liability of the Sellers in respect of any claim under or in connection with the indemnity contained in clause 13.7(b). The provisions of paragraphs (h), (i), (l), (m)(i), (o) and (u) inclusive of this schedule shall inter alia operate to define and limit the liability of the Sellers in respect of any claim under or in connection with the indemnity contained in clause 13.7(a). Except as specifically stated otherwise and except where the context so admits references to "claim" and "claims" shall be construed accordingly. The parties agree as follows:

      Nothing in this Agreement shall limit or restrict the Purchasers' general obligation at law to mitigate any loss or damage which it may incur in consequence of any matter giving rise to a claim under this Agreement;

      The Sellers shall have no liability in respect of any claim under or in connection with the Warranties to the extent that the facts and circumstances giving rise to the claim are fairly disclosed in the Disclosure Letter;

      The maximum aggregate liability of the Sellers in respect of all claims, together with any claims under the indemnities contained in this Agreement shall not exceed fifty percent (50%) of the Consideration;

      No liability shall attach to any Seller where the amount of any claim is less than US$250,000, such claims being ignored for the purposes of calculating the liability of the Sellers under this Agreement;

      No liability shall attach to any Seller unless the aggregate amount of all claims for which the Sellers between them would, in the absence of this provision, be liable shall exceed US$2,000,000 and in such event such Seller shall only be liable for the excess;

      No claim shall be brought against the Sellers pursuant to the indemnity contained in clause 13.7 unless written particulars thereof (stating in reasonable detail the specific matters in respect of which the claim is made) shall have been notified in writing to GLCC (on behalf of the Sellers) before the expiry of the applicable statutory period in the relevant jurisdiction in which such claim is brought and any claim not so brought shall be wholly barred and unenforceable and shall absolutely determine and cease;

      No claim shall be brought against the Sellers unless:

        written particulars thereof (stating in reasonable detail the specific matters in respect of which the claim is made) shall have been notified in writing to GLCC (on behalf of the Sellers) before the expiry of a period of 18 months commencing on the Completion Date; and

        proceedings in respect of the claim shall have been commenced by being issued and served within nine months of the giving of such notice and any claim not so brought shall be wholly barred and unenforceable and shall absolutely determine and cease;

      No liability shall attach to the Sellers in respect of any claim (or increase in the value of any claim) unless written notice is given to GLCC (on behalf of the Sellers) of matters which may give rise to a claim or the relevant facts of a claim (to the extent that such matters or facts are available to the Purchasers or any member of the Purchasers' Group) as soon as reasonably practicable and in any event no later than 90 days after a Purchaser, or any other member of the Purchasers' Group, becomes aware of the facts that may give rise to such a claim (or increase the value of any claim);

      No limitations in this schedule 4 shall apply to any claim against any Seller to the extent that it is established that the liability of such Seller in respect of that claim arises from fraud, bad faith, wilful concealment or misconduct on the part of such Seller;

      Subject to paragraph 1(m), in the event that a Purchaser, or any other member of the Purchasers' Group, is or may be entitled to recover any sum (whether by payment, discount, credit or otherwise) from any third party in respect of any matter for which a claim could be made against any Seller, the relevant Purchaser shall, or will procure that the relevant member of the Purchasers' Group shall, (provided that the relevant Purchaser or relevant member of the Purchasers' Group shall not be required to take any action which it, acting reasonably, considers would damage its goodwill with its customers or suppliers) first use its reasonable endeavours to recover such sum before making the claim, and any sum recovered (after deduction of all reasonable costs and expenses of recovery) will reduce the amount of the claim or, if payment has already been made by GLCC or any Seller to BWA UK or any Purchaser under this Agreement, BWA UK, or the relevant member of the Purchasers' Group, shall reimburse GLCC or the relevant Seller with the amount so paid, or if less, with the amount recovered from the third party (less reasonable costs and expenses of recovery);

      Subject to paragraph 1(m), in the event that a claim against a Seller arises as a result of or in connection with a liability to or a dispute with any third party, no such liability or dispute shall be admitted, settled or compromised without GLCC's prior written consent, such consent not to be unreasonably withheld or delayed, and BWA UK shall (provided that it is indemnified to its reasonable satisfaction by the relevant Seller against all reasonable costs and expenses which may be incurred by BWA UK, or the relevant member of the Purchasers' Group, in taking such action) take, or procure that the relevant member of the Purchasers' Group shall take, (provided that BWA UK or relevant member of the Purchasers' Group shall not be required to take any action which it, acting reasonably, considers would damage its goodwill with its customers or suppliers) such action to avoid, dispute, resist, appeal, compromise or contest such liability or dispute as may be reasonably requested by GLCC and BWA UK shall make available or procure that the relevant member of the Purchasers' Group shall make available to GLCC all such information and assistance as GLCC shall reasonably require in relation to the claim and its progress;

      The Purchasers shall give and procure that any other member of the Purchasers' Group gives to GLCC and its professional advisers all such information and assistance (including access to its personnel and to any relevant books, correspondence or other documents or records and the right to copy the same) as GLCC may reasonably request to enable GLCC to investigate the matter or circumstance alleged to give rise to a claim and whether and to what extent any amount is payable in respect of such claim pursuant to the terms of this Agreement (provided that the relevant Purchaser is indemnified to its reasonable satisfaction by the relevant Seller against all reasonable cots and expenses which may be incurred by the relevant Purchaser, or the relevant member of the Purchasers' Group in providing such assistance);

      Notwithstanding paragraphs 1(j) and 1(k), GLCC shall in its absolute discretion be entitled:

        at its own expense to take such action (including for the avoidance of doubt action both before and after any claim has been made by the Purchasers) as it shall deem reasonably necessary to avoid, dispute, resist, appeal, compromise or contest such claim or potential claim (including, without limitation, making counter claims or other claims against third parties and recovering amounts from them) in the name of and on behalf of BWA UK or the relevant member of the Purchasers' Group and to have the conduct of any related proceedings, negotiations or appeal and BWA UK will give and procure that any other member of the Purchasers' Group gives to GLCC and its professional advisers (provided that BWA UK or relevant member of the Purchasers' Group shall not be required to take any action which may damage its goodwill with its customers or suppliers) all such information and assistance (including access to its personnel and to any relevant books, correspondence or other documents or records and the right to copy the same) as GLCC shall reasonably request for the purpose of avoiding, disputing, resisting, appealing, compromising or contesting any such claim or potential claim provided that GLCC shall indemnify BWA UK or the relevant member of the Purchasers' Group against all reasonable costs and expenses that they may incur as a result of GLCC taking such action as aforesaid. GLCC agrees to keep BWA UK informed as to the progress of any such claim or potential claim and the defence thereof, and to follow the reasonable instruction of BWA UK to take or refrain from taking any such action where BWA UK, acting reasonably, considers that to take such action would prejudice or damage the legitimate business interests of BWA UK or the Purchasers' Groups or the preservation of their goodwill with their customers and suppliers; or

        to require the Purchasers to procure the assignment to GLCC (or as it may direct) of any rights of action which the Purchasers and/or any other member of the Purchasers' Group may have against any third party in respect of the claim or the subject matter thereof;

      No liability shall attach to any Seller in respect of any claim to the extent that:

        such claim would not have arisen but for an omission or voluntary act of any member of the Purchasers' Group occurring after the Completion Date or some act, omission, transaction or arrangement whatsoever carried out at the written request or with the written approval of BWA UK or any member of the Purchasers' Group or their respective authorised representatives prior to Completion or which was expressly authorised by the Agreement in each case provided that BWA UK ought reasonably to have known that such act, omission, transaction or arrangement would have or would be likely to result in a claim; and

        such claim would not have arisen (or the amount of the claim would not have been increased) but for a change in legislation made after the date hereof or a change in the interpretation of the law after the date hereof (whether or not such change purports to be effective retrospectively in whole or in part) or if such claim would not have arisen (or the amount of the claim would not have been increased) but for any judgement delivered after the date hereof.

      No liability shall attach to any Seller in respect of a claim if the Purchasers after due written warning fails to act, or fails to procure any member of the Purchasers' Group to act, in accordance with the reasonable requests of GLCC in avoiding, disputing, resisting, appealing, compromising or contesting a liability or dispute (as referred to in paragraph 1(k) or fails to comply with paragraph 1(m), in respect of such claim;

      No Seller shall have any liability in respect of any claim to the extent such claim is based upon a liability which is contingent only or otherwise not capable of being quantified unless and until such contingent liability becomes an actual liability or becomes capable of being quantified provided that so long as the relevant Purchaser has notified the Sellers of the contingent claim in accordance with the time limits specified in this Schedule 4, the fact that the liability does not become actual until after such time limits have expired shall not prejudice the Purchasers' ability to recover such claim;

      The Purchasers shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once for the same Loss;

      The Purchasers acknowledge that, save for the information, statements, warranties or undertakings on the part of the Sellers contained in the Transaction Documents (or any of them) and/or the Disclosure Letter, it has not relied in relation to the purchase of the Business or the Assets on, or been induced to enter into this Agreement by, any information (written or oral), statements or warranties or undertakings or representations of any description made, supplied or given by any member of the Sellers' Group or their respective officers, agents, employees or advisers in relation to the assets and liabilities of the Business, their value or amount, or the businesses or affairs of the Sellers or otherwise;

      Without prejudice to the provisions of paragraph 1 (q), the Purchasers irrevocably and unconditionally waive any right they might have to rescind this Agreement for breach of any warranty not contained in this Agreement or for any misrepresentation not contained in this Agreement unless such warranty or misrepresentation was made fraudulently;

      Without prejudice to the provisions of paragraph 1(q), the Purchasers irrevocably and unconditionally waive any right it might have to claim damages for breach of any warranty not contained in the Transaction Documents (or any of them) or for any misrepresentation not contained in the Transaction Documents (or any of them) unless such warranty or misrepresentation was made fraudulently;

      In the event that a breach giving rise to a claim is capable of remedy (without cost or loss to any member of the Purchasers' Group) the Sellers shall have a period of 30 Business Days following receipt by GLCC (on behalf of the Sellers) of notice from the relevant Purchaser giving full particulars of the relevant breach and requiring it to be so remedied in order to remedy such breach.

  The Purchasers acknowledge and agree that the only remedy available to them in respect of a breach of any provision of this agreement shall be for damages for breach of contract and that the Purchaser shall have no claim or remedy in tort in respect of such breach. The Purchaser shall have no right to rescind this agreement.

  If any Seller pays any sum to any Purchaser pursuant to a claim, the Consideration shall be deemed to be reduced by the amount of such payment and where such claim relates to a specific Asset, the consideration allocated to such Asset shall be reduced from the amount specified in schedule 10 by the amount of such payment.

  The provisions of this schedule 4 apply notwithstanding any other provision of this Agreement and will not be discharged or cease to have effect in consequence of any rescission or termination of any other provisions of this Agreement.

  SCHEDULE 5

  Pensions

  Part 1: Provisions concerning Employees in the United Kingdom or other Automatic Transfer Countries

  This schedule shall apply to all those Transferring Employees who are based or primarily perform their duties in the United Kingdom or in any other Automatic Transfer Country.

  The Sellers shall not retain any liability of whatsoever nature and however arising in respect of pensions, death or other similar benefits for the Transferring Employees except that if the Transferring Employees' accrued pension rights are retained in the Pension Arrangement applicable to such Transferring Employees, such Pension Arrangement will retain the liability to pay the deferred pension, death or other similar benefits for and in respect of the Transferring Employees in accordance with the rules of that Pension Arrangement and any overriding pensions legislation that applies to it. The Sellers shall have no liability of whatsoever nature and however arising: for and in respect of the operation for pensions, death or other similar benefits of the Transfer Regulations as far as pension provision is concerned; for pensions, death or other similar provision on and after Completion (in particular but without prejudice to the foregoing if the pension, death or other similar benefit provision is on a different basis to that applying to and in respect of Transferring Employees immediately prior to Completion); or upon an individual transfer of a Transferring Employee's accrued rights out of the relevant Pension Arrangement.

  Part 2: Pension/Employee Benefits Provisions Concerning Employees in the United States of America or any other Jurisdiction where there is no Principle of Automatic Transfer of Employment

  This part shall apply to all those Transferring Employees in any jurisdiction other than an Automatic Transfer Country.

  The Sellers and the Purchasers acknowledge and agree that with respect to Transferring Employees in any jurisdiction other than an Automatic Transfer Country, the following terms apply:

    For a period of twelve months following Completion, Transferring Employees who remain in the employment of Purchasers or any member of any Purchasers' Group shall receive employee benefits that in the aggregate are substantially comparable to the employee benefits provided to such employees immediately prior to Completion.

    The Purchasers shall recognize the prior service of each Transferring Employee earned while employed by the Sellers (or other member of any member of Sellers' Group) prior to Completion and shall treat such service as service with the Purchasers for purposes of determining such Transferring Employee's eligibility for holidays, sick days, vacation and benefits and any rights to notice or pay in lieu of notice or severance pay arising on termination of employment whether arising under applicable statute or at common law. The Purchasers shall take into account all service of the Transferring Employees with the Sellers (or other member of Sellers' Group) prior to Completion for purposes of participation, vesting, and benefit accrual under the Sellers' (or other member of Sellers' Group) employee benefit plans, except that such service shall not be required to be recognized for benefit accrual purposes in any employee benefit plan that is a pension plan as defined in Section 3(2) of ERISA.

    With respect to any welfare plan maintained by Purchasers in which Transferring Employees are eligible to participate after Completion, Purchasers shall (i) waive all limitations as to pre-existing conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by Sellers or any member of any Sellers' Group prior to Completion and (ii) provide each Transferring Employee with credit for any co-payments and deductibles paid prior to Completion in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

  All Transferring Employees who are participants in pension plans, including the US Pension Plans that are pension plans as defined in ERISA Section 3(2) will retain their accrued benefits under such plans as of the Completion Date. Sellers will retain liability for the payment of such benefits and will fully vest all Transferring Employees under such plans prior to Completion.

  The Sellers shall be liable for any claims made or incurred by Transferring Employees and their beneficiaries up to Completion, whether asserted before or after Completion, under the Sellers' employee benefit plans. For this purpose, a claim will be deemed incurred, in the case of medical or dental benefits, when the services that are the subject of the claim are performed and, in the case of other benefits (such as disability or life insurance benefits), when an event has occurred or when a disability commences which entitles the Transferring Employee to the benefit.

  Nothing contained herein, expressed or implied, is intended to confer upon any Transferring Employee any benefits under any plans, including severance benefits or the right to employment or continued employment with Purchasers for any period by reason of this Agreement. In addition, the provisions of this Agreement, in particular this schedule 5, are for the sole benefit of the Sellers and Purchasers and are not for the benefit of any third parties.

  SCHEDULE 6

  Business Intellectual Property

  Part 1: Patents

  Part 1(a):

  See attached

  Part 1(b):

  See attached

  Part 1(c):

  See attached

  Part 2: Trade Marks

  Part 2(a):

  See attached

  Part 2(b):

  See attached

  Part 2(c):

  See attached

  Part 3: Excluded Intellectual Property

  The PROGUARD WATER SOLUTIONS trade mark.

  The BCDMH Know-How

  The P-DMH Know-How

  The DMH-01 unregistered trade mark

  Part 4: Business Intellectual Property licensed to the Business

  The BELCLENE trade mark Licence.

  US Department of Agriculture Patent Licence.

  SCHEDULE 7

  Equipment

  SCHEDULE 8

  Employees

  Part 1:The Transferring Employees

  1. The Transferring Employees in the Automatic Transfer Countries who are assigned to the Business are:

EMPLOYEE NAME	COUNTRY	COMMENTS
J Barbour	UK
S England	UK
M Farriols	Spain
C Galli	Italy
B Hepburn	UK
N Hill	UK
C Hogan	UK
J Horton	UK
D Kay	UK
R Kokot	UK
J Milligan	UK
N Partington	UK
S Patel	UK
G Pilati	Italy
A Roberts	UK
A Sholl	UK
D Wilson	UK
N Wright	UK
J Irwin	UK
A Tay	Singapore

  2. The Business Employees in countries other than the Automatic Transfer Countries are listed below. Those who are known to have accepted an offer of employment from the Purchasers or a member of Purchasers' Group and are therefore Transferring Employees are indicated in column 3:

EMPLOYEE NAME	COUNTRY	TRANSFERRING EMPLOYEE?
J Bardia	USA (Miami)
E Dawson	USA (Atlanta)
G Ganzer	USA (New Jersey)
D Gill	USA (Atlanta)
T Ishizuka	Japan (Tokyo)
N. Tomizawa	Japan (Tokyo)
I Khafagy	Egypt (Alexandria)
M Khafagy	UAE (Dubai)
J Kramer	USA (Atlanta)
F O'Brien	USA (Atlanta)
JC Shia	Singapore
M Shields	USA (Atlanta)
S Strba	Canada (Toronto)
T Tang	China (Shanghai)
P Turgeon	USA (Atlanta)
A Yeoman	USA (Atlanta)
P. Quintana	USA (Atlanta)
M Wingo	USA (Atlanta)
T Alston	USA (Atlanta)
I Oliva	USA (Miami)

  3. The Transferring Employees who provide services personally to the Business in any jurisdiction whatsoever other than as an employee and whose engagement is assigned or novated to the Purchasers or other member of the Purchasers' Group or who otherwise provides services to the Purchasers or the Purchasers' Group in respect of or for the Business after the Transfer Date are:

EMPLOYEE NAME	COUNTRY	COMMENTS
N Walker	USA

  Part 2: The Non-Transferring Employees

EMPLOYEE NAME	COUNTRY	COMMENTS
S York	Belgium (Antwerp)

  Part 3: Provisions concerning Employees in the United Kingdom or other Automatic Transfer Countries

  This part shall apply to those Employees who are based in or primarily perform their duties in any Automatic Transfer Country (the "Part 3 Employees", and references to "Part 3 Transferring Employees" and "Part 3 Non-Transferring Employees" shall be construed accordingly).

  The Sellers and the Purchasers acknowledge and agree that the sale of the Business in Automatic Transfer Countries by the Sellers to the Purchasers is subject to the application of the Transfer Regulations and that accordingly:

    the employment of any of the Part 3 Transferring Employees who are employed in the Business immediately on or before the Completion Date shall not be terminated for a reason arising from or connected in any way with this Agreement; and

    subject to paragraph 3, by virtue of the Transfer Regulations all the Sellers' rights, powers, duties and liabilities under or in connection with any contract of employment with the Part 3 Transferring Employees still in force immediately before the Completion Date shall be transferred to the Purchasers.

  Subject to paragraphs 4, 5 and 6 and to part 1 of Schedule 5, the Sellers shall be responsible for and hereby undertake to indemnify and keep indemnified and fully reimburse the Purchasers at all times from and against all Employment Liabilities which the Purchasers may suffer, sustain, incur or pay arising from or connected with:

    any act or omission or continuing act or continuing omission of the Sellers in relation to the employment or engagement or termination of employment or engagement by the Sellers of any of the Part 3 Transferring Employees to the extent that such act or omission occurred on or prior to the Completion Date including any claim to Tax and any claim by any person arising wholly or partly from any act or omission of the Part 3 Transferring Employees on or before the Completion Date; and

    the employment or engagement or termination of employment or engagement by the Sellers of any Part 3 Non-Transferring Employee at any time.

  Subject to paragraph 5 of this schedule 8, the Purchasers shall be responsible for and hereby undertake to indemnify and keep indemnified and fully reimburse the Sellers at all times from and against all Employment Liabilities (including, for the avoidance of doubt, any liability to or in respect of retirement or other similar benefits and any liability in respect of continuing employment costs) which the Sellers or any member of the Sellers' Group may suffer, sustain, incur or pay arising from or connected with any act or omission or continuing act or continuing omission of the Purchasers or any member of the Purchasers' Group in relation to:

    the employment or engagement or termination of employment or engagement by the Purchasers of any of the Part 3 Transferring Employees to the extent that such act or omission occurred or would occur on or after the Completion Date; or

    the employment or engagement or termination of employment or engagement by the Purchasers or any member of the Purchasers' Group of any of the Part 3 Non-Transferring Employees if the contract of employment of any such employee transfers to, or is alleged to have transferred to, the Purchasers or any member of the Purchasers' Group, and such transfer/alleged transfer is notified in writing to the Purchasers or member of the Purchaser's Group as applicable where such employee has notified the Seller or a member of Seller's Group of such transfer or alleged transfer (the "Notice"), or any Purchaser or member of the Purchasers' Group otherwise employs or engages any person who is or was performing work in relation to the Business and the Purchasers or any member of the Purchasers' Group shall not have terminated such employees' contract of employment within 30 days of receipt of the Notice, the Transfer Date or the alleged transfer (whichever is the later), in which case such employee shall be deemed to be, and to have been at all relevant times, a Part 3 Transferring Employee.

  The Purchasers shall be responsible for and hereby undertake to indemnify and keep indemnified and fully reimburse the Sellers at all times from and against all Employment Liabilities which the Sellers or any member of the Sellers' Group may suffer, sustain, incur or pay arising from or connected with any claim by a Part 3 Transferring Employee that the change to the identity of his employer arising from the transfer of employment to the Purchasers or Purchasers' Group is in breach of the Transfer Regulations.

  The Purchasers shall be responsible for and hereby undertakes to indemnify and keep indemnified and fully reimburse the Sellers at all times from and against all Employment Liabilities which the Sellers or any member of the Sellers' Group may suffer, sustain, incur or pay arising from or connected with any claim allegation or finding that the terms and conditions of any Part 3 Transferring Employee on or after the Completion Date constitute or would constitute a repudiatory breach of that Part 3 Transferring Employee's contract of employment.

  The Purchasers agree that, should any compensation fall to be assessed for any failure by the Seller to provide employee liability information to the Purchasers in accordance with the UK Transfer Regulations, it would not be just and equitable in all the circumstances for any compensation to be awarded in relation to any Losses in respect of which the Purchasers separately recovers, or is able separately to recover, any compensation under the terms of this Agreement.

  The Sellers and the Purchasers shall give the other such assistance (other than monetary or financial assistance) as either may reasonably require to comply with the Transfer Regulations in relation to the Part 3 Transferring Employees and in contesting any claim by any person employed in the Business at or before the Transfer Date resulting from or in connection with the transaction contemplated by this Agreement, including their respective obligations to inform and consult with the Part 3 Transferring Employees and their representatives pursuant to the Transfer Regulations. The Sellers shall indemnify and keep indemnified and fully reimburse the Purchasers against all Losses suffered or incurred by the Purchasers connected with, or arising from, any order or award for breach of any obligations under the Transfer Regulations to inform and consult employees or employee representatives in connection with this Agreement to the extent such order or award arises from any Sellers' act or omission or continuing act or omission. The Purchasers shall indemnify and keep indemnified and fully reimburse the Sellers against all Losses suffered or incurred by the Sellers or any member of any Sellers' Group connected with, or arising from, any order or award for breach of any obligations under the Transfer Regulations to inform and consult employees or employee representatives or other individuals in connection with this Agreement to the extent such order or award arises from the Purchasers' act or omission or continuing act or omission.

  If it is found or alleged that the employment of any Part 3 Transferring Employees did not transfer from the Sellers or any member of the Seller's Group to the relevant Purchaser or a member of Purchasers' Group (or it is found or alleged that a purported transfer is not effective in law), then the Sellers shall promptly notify the relevant Purchaser of such finding or allegation. If such finding or allegation has not been overturned or withdrawn within 7 days of such notification from Sellers to relevant Purchaser, the Sellers may terminate the employment of such Part 3 Transferring Employee. Provided that the Sellers or a member of Sellers' Group terminates the employment of such Part 3 Transferring Employee within 14 days of such notification, the Purchasers shall indemnify and keep indemnified and fully reimburse the Sellers against all Losses suffered or incurred by the Sellers or any member of any Sellers' Group arising from in relation to or connected with the termination of such Part 3 Transferring Employee's Employment and all Employment Liabilities connected with or arising from the employment of such Part 3 Transferring Employee from the Transfer Date until the date of termination, save to the extent that such Employment Liabilities result from any alleged acts of unlawful discrimination by the Sellers or a member of Sellers' Group.

  If it is found or alleged that the employment of any Part 3 Non-Transferring Employees did transfer from the Sellers or any member of any Sellers' Group to the relevant Purchaser or a member of Purchasers' Group pursuant to the Transfer Regulations, then the relevant Purchaser shall promptly notify the Sellers of such finding or allegation. If such finding or allegation has not been overturned or withdrawn within 7 days of such notification from Sellers to relevant Purchaser, the relevant Purchaser may terminate the employment of such Part 3 Non-Transferring Employee. Provided that the relevant Purchaser or a member of Purchasers' Group terminates the employment of such Part 3 Non-Transferring Employee within 14 days of such notification, the Sellers shall indemnify and keep indemnified and fully reimburse the relevant Purchaser against all Losses suffered or incurred by the relevant Purchaser or any member of any Purchasers' Group arising from in relation to or connected with the termination of such Part 3 Non-Transferring Employee's Employment and all Employment Liabilities connected with or arising from the employment of such Part 3 Non-Transferring Employee from the Transfer Date until the date of termination, save to the extent that such Employment Liabilities result from any alleged acts of unlawful discrimination by the relevant Purchaser or a member of Purchasers' Group.

  Part 4: Provisions Concerning Employees in the United States of America or any other Jurisdiction where there is no Principle of Automatic Transfer of Employment

  This part shall apply to all those Employees who are based in or primarily perform their duties in the United States or in any jurisdiction other than an Automatic Transfer Country (the "Part 4 Employees", and references to "Part 4 Transferring Employees" and "Part 4 Non-Transferring Employees" shall be construed accordingly).

  The Sellers and the Purchasers acknowledge and agree that with respect to the Part 4 Employees the following terms apply:

    The Purchasers agree and undertake to make an offer of employment (or procure members of the Purchasers' Group to make) to all current Business Employees. The Purchasers will promptly provide the Sellers with a list of Business Employees to whom the Purchasers or the Purchasers' Group has made an offer of employment that has been accepted to be effective on the Completion Date.

    Each of the Business Employees shall be offered by the Purchasers terms and conditions of employment that are substantially equivalent to the terms and conditions of such employment with the Sellers immediately prior to the Completion Date. Without prejudice to the provisions of Clause 5.3(c), the Purchasers agree that they will permit the Part 4 Transferring Employees to exercise any rights to vacation, personal leave, sick leave or similar leave benefits that accrued prior to the Completion Date.

    The Purchasers shall be solely liable for (and shall indemnify the Sellers and Sellers' Group in respect of) any severance or termination or other similar payment required to be made to any Part 4 Transferring Employees due to the contemplated transaction, including any end of service gratuity, severance indemnity, Japanese 'taishokukin' payment, or any such obligation arising out of any Part 4 Employee's rejection of the Purchasers' offer of employment, or the Purchasers' failure to abide by the terms of this paragraph 2, Part 4 of this schedule 8. Any bargaining obligations of the Purchasers with any union with respect to bargaining unit employees subsequent to Completion, whether such obligations arise before or after Completion, will be the sole responsibility of the Purchasers.

    For the avoidance of doubt, the Purchasers shall be responsible for and hereby undertake to indemnify and keep indemnified and fully reimburse the Sellers at all times from and against any liability in respect of continuing employment costs which the Sellers or any member of a Sellers' Group may suffer, sustain, incur or pay arising from or connected with any act or omission or continuing act or continuing omission of the Purchasers or any member of the Purchasers' Group in relation to the continuing employment or engagement by the Purchasers of any of the Part 4 Transferring Employees to the extent that such act or omission occurred or would occur on or after the Completion Date.

    The Purchasers will assist Sellers in complying with any legally required notices as to all Part 4 Transferring Employees that may be required as a result of the contemplated transaction.

    The Sellers will continue to be responsible for the payment of all wages and other remuneration due to Part 4 Transferring Employees with respect to their services as employees of the Sellers up to Completion, including pro rata bonus and retention payments, as required.

    If any Part 4 Transferring Employees accept an offer of employment from a Purchaser or a member of Purchasers' Group, but for any reason such Part 4 Transferring Employee remains an employee of Sellers or Seller's Group after Completion, the Purchasers shall indemnify and keep indemnified and fully reimburse the Sellers at all times from and against any Employment Liabilities which the Sellers or any member of a Sellers' Group may suffer, sustain, incur or pay arising from or connected with such continuing employment or engagement by the Seller or any member of the Seller's Group from Completion until the date on which such Part 4 Transferring Employee commences employment with the relevant Purchaser or a member of Purchasers' Group, save to the extent that such Employment Liabilities result from any alleged acts of unlawful discrimination by the Sellers or a member of Sellers' Group.

  SCHEDULE 9

  Business Contracts

  Part 1: Customer Contracts

  International Reseller Agreement, in which BioLab Water Additives agrees to sell products to the Al Mazroui Group of Companies for resale in the Emirate of Abu Dhabi, dated 05.06.2004

  Purchase Agreement between General Electric Company, GE Betz Inc. and Bio-Lab, Inc, dated 01.08.2003, and letter requesting consent to assign this agreement dated 20.04.2006.

  Supply Agreement of Flocon Series Antiscalant between BioLab Water Additives and Zhejiang OMEX Environmental Engineering Co., Ltd, undated., and letter requesting consent to assign this agreement dated 20.04.2006.

  Letter of 19.05.2003 regarding Supply Agreement effective 20.11.1997, between Bio-Lab, Inc and Hercules Betzdearborn, and subsequent contract extension dated 24.01.2002 (confirming the agreement to amend the Supply Agreement and Extension to extend terms from 31.12.2003). Expires 31.12.2006. Also letter requesting consent to assign the agreement and the extension, dated 20.04.2006.

  Supply Agreement between FMC Corporation and Betzdearborn Inc (formerly General Electric) dated 01.01.1998 together with letter containing terms for a proposed supply agreement between BioLab Water Additives and GE Water Technologies, dated 21.08.2003, to expire 31.08.2006.

  Supply Agreement between Bio-Lab, Inc and BetzDearborn Inc, dated 20/11/1997.

  Part 2: Distribution Contracts

  Distribution Agreement, in which BioLab Water Additives appoints Pan Asian Trading Co., Ltd as distributor for Japan, undated (expired 31.12.2004)

  Distribution Agreement, in which FMC Corporation (UK) Limited and FMC Corporation appoint Waterchem Industrial Services as Distributor for Greece, and letter of extension dated 12.07.1999, dated 03.04.1997

  Distribution Agreement, in which BioLab Water Additives appoints FMC Foret, SA as distributor for Spain and Portugal, dated 04.04.2003

  Distribution Agreement, in which BioLab Water Additives appoints Nation Water Treatments as distributor for the UK and Ireland, dated 01.02.2002

  Distribution Agreement, in which BioLab Water Additives appoints Arabaust Watertek L.L.C as distributor for the UAE, undated (expired 31.12.2004)

  Distribution Agreement, to which FMC appoints Tech. Universal Co. Ltd as distributor for Lebanon, dated 04.04.1995

  Distribution Agreement, in which FMC appoints Aquakem S.A. as distributor for Tunisia, undated (expired 31.12.1998)

  Distribution Agreement, in which FMC Corporation UK Limited appoints Atkinson Chemicals Limited as distributor for the UK, dated 23.10.1996, and letter requesting consent to assign this agreement dated 12.04.2006.

  Distribution Agreement, in which FMC appoints Roshd for Trading and Development Co. as distributor for the Kingdom of Saudi Arabia, dated 01.01.1999, and letter requesting consent to assign this agreement dated 12.04.2006.

  Distribution Agreement, in which FMC Process Additives Division appoints Polysep B.V. as distributor for Austria, Belgium, Denmark, France, Germany, Luxembourg, Netherlands, Switzerland, dated 09.02.1998

  Distribution Agreement, in which BioLab Water Additives appoints TES SRL as distributor for Italy, dated 23.11.2000

  Distribution Agreement, in which Chemtura Water Additives appoints CHEMIXIA (Pty) Ltd as distributor for South Africa, Namibia, Swaziland, Lesotho, Zimbabwe, Zambia, Malawi and Mozambique, dated 30.09.2005

  Distribution Agreement, in which FMC appoints Internatio Alchemij Handelmaatschappij BV as distributor for the Benelux, dated 17.06.1997

  Distribution Agreement, in which BioLab Water Additives appoints Quimigranel, S.A. as distributor for Spain and Portugal, dated 24.09.1999

  Distribution Agreement, in which FMC Process Additives Division appoints Al-Hejailan (no corporate ending) as distributor for the Kingdom of Saudi Arabia, letter amending Distribution Agreement to be non-exclusive, dated 05.06.1997, dated 15.12.1995

  Storage and Handling Agreement, in which BioLab Water Additives appoints Advance Freight Services L.L.C as Contractor to unload products shipped to Dubai, deliver them to storage in the warehouse, store the product, load and transport to BioLab's customers using transport arranged by the Contractor, dated 01.03.2002

  Correspondence concerning the feasibility of terminating the Storage and Handling Agreement dated 17.11.1997, between FMC Corporation (UK) Ltd and Al Shaffar Transcontinental Shipping Agency (ATS), dated 29.10.2001

  Part 3

  (Intentionally omitted)

  Part 4: Intellectual Property Contracts

  Licence Agreement between Agricultural Research Service (an agency of the US Department of Agriculture) and FMC Corporation for the USDA / ARS Patent License: Treatment of Cellulosic Substrates, dated 04.1996

  Licence Agreement between Kanebo Ltd (Kanebo Kabushiki Kaisha) and Great Lakes Chemical (Europe) GmbH for BELCLENE with Katakana trademark in Japan.

  Confidential Disclosure Agreement ("CDA") between BioLab Water Additives and AccuLab Co Ltd (evaluating the suitability of SuperBrom for commercial development), dated 03.12.2003

  CDA between BioLab Water Additives and AccuLab Co Ltd (evaluation of SuperBrom as a commercial biocide), dated 07.08.2000

  CDA between BioLab Water Additives and Great Lakes Manufacturing UK Limited, and Rak Trading 104 (Proprietary) Limited (aQua-land) (memorandum of agreement regarding stabilised hypobromous solution), dated 01.09.2002

  CDA between Bio-Lab Inc and ALCO Chemical (agreement to assess technology, manufacturing and business synergies - industrial and effluent water), dated 22.06.2001

  CDA between BioLab Water Additives and AMSA Antimicrobial Specialist & Associates Inc (for information and samples for investigations into DTEA 11 in products and its activity in conjunction with BioLab products), dated 01.11.2002

  CDA between BioLab Water Additives and Apollo Chemical Corp., (regarding the use of BWA Crosslink products in textile finishing), dated 31.08.2003

  CDA between BioLab Water Additives and Arabaust Watertek (for establishing efficacy under field trial conditions in microbiological control in reverse osmosis w.t. systems), dated 12.10.2001

  CDA between BioLab Water Additives and Ahistrom FiberComposites (regarding support evaluation of BWA products in Ahistrom paper processes), dated 01.02.2002

  CDA between BioLab Water Additives and Aquarius Technical Services, LLP (regarding the uses of Bromochiorodimethyl hydantoin (BCDMH) in new application(s)), dated 29.10.2001

  CDA between BioLab Water Additives and Aquatrols Corporation of America Inc (evaluating products for the purpose of management of soil problems), dated 01.07.2002

  CDA between BioLab Water Additives and Aquatrols Corporation of America Inc (evaluating products for the purpose of management of soil problems), dated 01.08.2004

  CDA between BioLab Water Additives and Ashland Specialty Chemical Company (concerning scale and corrosion inhibitors for the pulp and paper industry), dated 28.10.1999

  CDA between BioLab Water Additives and Ashland Specialty Chemical Company (evaluating enhanced maleate polymers as antiscalant treatments for marine ship-board evaporator applications), dated 06.12.2000

  CDA between BioLab Water Additives and Ashland Specialty Chemical Company (evaluating polymers for calcium oxalate scale control), dated 17.01.2001

  CDA between BioLab Water Additives and Atkinson Chemicals Limited (agreement to enable BioLab to evaluate financial position of ACL), dated 01.01.2002

  CDA between Avecia Limited and BioLab Water Additives (regarding dispersing of inorganic pigments in aqueous or other surface coatings and for dispersing of inorganic deposits in IWT and lubricant systems, dated 25.04.2001

  CDA between FMC Corporation (UK) Limited and Applied Chemicals Pty Ltd (relating to aluminium corrosion inhibition (field)), dated 01.07.1996

  CDA between FMC Corporation (UK) Limited and Alco Chemicals (relating to water soluble acrylic polymers), dated 09.05.1997

  CDA between FMC Corporation (UK) Limited and Al-Hejailan Projects Engineering Company Limited (relating to a potential joint venture in Saudi Arabia selling FMC water desalination products), dated 01.04.1997

  CDA between FMC Corporation (UK) Limited and BetzDearborn Inc (relating to biodegradable polymers and their use in water treatment applications), dated 29.10.1998

  CDA between FMC Corporation (UK) Limited and Baker Performance Chemicals (relating to chemical products useful or potentially useful as scale and corrosion control agents in the oilfield chemical industry), dated 01.11.1996

  CDA between FMC Corporation (UK) Limited and Bayer AG (relating to Maleic Acid Anhydride derived Polyaspartic Acids and Polysuccinimides products, and market development opportunities), dated 24.06.1997

  CDA between BioLab Water Additives and Bootman Chemical Safety Limited (relating to the registration of BioLab products), dated 01.07.2004

  CDA between BioLab Water Additives and Giovanni Bozzetto SpA (relating to the manufacture of hydroxyphosphonoacetic acid (Belcor 575)), dated 16.11.2000

  CDA between FMC Corporation (UK) Limited and Giovanni Bozzetto (evaluating potential manufacture of hydroxyphosphonoacetic acid (HPA)), dated 18.04.1997

  CDA between BioLab Water Additives and British Hydromechanics Research Group (relating to maleic anhydride polymerisation chemistry), dated 19.10.1999

  CDA between BioLab Water Additives and Bristol Colloid Centre (relating to the investigation of a structure and formation of stable aqueous-based dispersions of BCDMH), dated 28.09.2002

  CDA between FMC Corporation (UK) Limited and Cytec Industries BV (relating to manufacture and supply of acrylic-based and maleic-based polymers), dated 10.06.1998

  CDA between BioLab Water Additives and OY Celego AB (relating to BioLab's water treatment product range and technology), dated 24.10.2002

  CDA between BioLab Water Additives and OY Celego AB (relating to BioLab's water treatment product range and technology), dated 20.01.2003

  CDA between FMC Corporation (UK) Limited and Chemical Strategy Limited (relating to analysis of the use of antiscalants in food process evaporators), dated 24.11.1993

  CDA between FMC Corporation and Cytec Industries (relating to tributyl tetradecyl phosphonium chloride toxicological testing results), dated 20.06.1997

  CDA between BioLab Water Additives and Cytec Industries Inc (relating to quaternary phosphonium compounds) (signed by D. Cartmell 19.04.2002), attaching Process Description for manufacture of Bellacide 350 (20.07.2000) with additional Secrecy Agreement, dated 20.07.2000

  CDA between BioLab Water Additives and CHT R. Beitlich GmbH (relating to the use of Crosslink products for textile finishing), dated 27.09.2004

  CDA between FMC Corporation (UK) Limited and Courtaulds Coatings (Holdings) Limited (relating to trials to assess the utility of FMC products in Courtaulds coating compositions), dated 24.05.1996

  CDA between BioLab Water Additives and Centre for Arid Zone Studies, University of Wales (relating to trials to assess the effects of different treatments on plant growth under saline conditions conducted on behalf of BioLab Water Additives), dated 04.04.2005

  CDA between BioLab Water Additives and CAPCIS Ltd (relating to the corrosion testing of BioLab products), dated 10.01.2003

  CDA between BioLab Water Additives and Croda Chemicals Europe Ltd (relating to product portfolio and use), dated 05.08.2003

  CDA between BioLab Water Additives and 21st Century Innovations Inc (relating to solid based water treatment formulations), Letter of Intent from BioLab to 21st Century Innovations Inc (regarding proposed supply of TBZ blocks) (dated 21.07.2003) and emails regarding the same, dated 08.05.2003

  CDA between Chaba Equipment Corporation and Bio-Lab, Inc (relating to powder separation milling and classification), dated 20.07.2000

  CDA between BioLab Water Additives and Chimac Agriphar SA (relating to Dodecylguanidine Hydrochloride (DGH) as a biocide for the industrial water treatment industry and applications), dated 19.02.2003

  CDA between BioLab Water Additives and Dynea Oil Field Chemicals (relating to the evaluation of the biodegradability of water soluble polymers under oilfield conditions), dated 22.03.2002

  CDA between Bio-Lab, Inc and Deloitte & Touche (relating to Project Solid), dated 14.05.2003

  CDA between BioLab Water Additives and Duga Chem dd (relating to BioLab's water treatment product range and technology), dated 19.02.2003

  CDA between FMC Corporation (UK) Limited and E.Q.U.I.P. International Inc (relating to consideration of FMC products as scale inhibitors in pulp and paper processing applications), dated 29.07.1998

  CDA between BioLab Water Additives and EcoLab Pty Ltd (relating to products containing BCDMH; evaluating the suitability of the products for commercial development in the water treatment industry), dated 27.02.2002

  CDA between Enviro Tech Chemical Services Inc and BioLab Water Additives (relating to the use of bromine-based biocides for water treatment applications, with attached letter dated 17.01.2003, dated 16.01.2003

  CDA between BioLab Water Additives and Exponent (relating to activities concerning the registration of BioLab chemicals and products), dated 06.07.2004

  CDA between BioLab Water Additives and Ebara Corporation, Environmental Engineering Group (relating to the evaluation of Aquate and DP4006 in combined sewer overflow), dated 06.12.2000

  CDA between BioLab Water Additives and Ebara Corporation (relating to the evaluation of DP4006 (BromiCide Powder) for sewage treatment application) and letters between the parties dated 14.05.2001 and 15.05.2001, dated 13.07.2001

  CDA between BioLab Water Additives and Fraunhofer Institute for Wood Research (relating to the evaluation of the market potential for curing agents for particle board), dated 10.10.2000

  CDA between Bio-Lab, Inc and The Fitzpatrick Company (relating to BCDMH milling options), dated 10.08.2000

  CDA between Francis Kobina Insaidoo and Bio-Lab, Inc (relating to industrial water applications technology), dated 09.07.1999

  CDA between FMC Corporation and Gowan Company (relating to antiscalants for agricultural applications) and related correspondence between the parties, dated 01.02.1999

  CDA between Georgia-Pacific Resins Inc and Bio-Lab, Inc (relating to analysis of market opportunities for resins curing technology), dated 26.09.2000

  CDA between BioLab Water Additives and Georgia-Pacific Resins Inc (relating to the evaluation of BioLab Water Additives products in GP Resins products and processes), dated 29.05.2002 (copy only includes BioLab signature))

  CDA between BioLab Water Additives and Hi-Fert Pty Ltd (relating to in-situ chemical treatment of soil for conditioning to potentially improve crop growth, crop yields, seed germination rates, fertiliser, pesticide and herbicide efficacy), with fax cover note correspondence dated 11.02.2003, dated 12.3.2003

  CDA between BioLab Water Additives and The Horticulture and Food Research Institute of New Zealand (relating to the evaluation of the efficacy of BioLab products in enhancing soil conditioning), dated 14.04.2003

  CDA between BioLab Water Additives and Huntingdon Life Sciences (relating to the evaluation of Belco 575 data with respect to obtaining a Japanese registration), dated 14.09.2001

  CDA between BioLab Water Additives and Henkel KgaA (relating to the evaluation of efficiency in water treatment applications including tests at customer premises), dated 11.03.2002

  CDA between FMC Corporation (UK) Limited and Joud (relating to scale inhibiting additives), dated 29.07.1998

  CDA between BioLab Water Additives and Inveresk (relating to the registration of BioLab chemicals and products), dated 04.08.2004

  CDA between BioLab Water Additives and Jacobs Engineering UK Ltd (relating to the design and building of a process intensified pilot reactor for the manufacture of polymaleic acid polymers), dated 30.07.2001 (copy only includes BioLab signature)

  CDA between Kimberly-Clark and BioLab Water Additives (relating to review of products and materials for toxicological and safety purposes), dated 27.05.2004

  CDA between BioLab Water Additives and Katayama Chemical Inc (relating to a pumpable form of BCDMH), dated 02.10.2001

  CDA between BioLab Water Additives and Katayama Chemical Inc (relating to polymers used for control of calcium oxalate scale control in pulp and paper processing), dated 08.03.2000

  CDA between Great Lakes Manufacturing (UK) Ltd and Kurita Water Industries Ltd (relating to the evaluation of samples for paper manufacturing applications), dated 11.11.2004

  CDA between BioLab Water Additives and KontrolKem d.o.o. (relating to BioLab's water treatment product range and technology), dated 21.02.2003

  CDA between BioLab Water Additives and Kor-Chem Inc (relating to the evaluation of toll manufacture of blends of BioLab water treatment products), dated 26.03.2001

  CDA between Great Lakes Manufacturing (UK) Ltd and Kurita Water Industries Ltd (relating to evaluation of product suitability in water treatment formulations), dated 1.12.2003

  CDA between Great Lakes Manufacturing (UK) Ltd and Kurita Water Industries Ltd (relating to the evaluation of samples for paper manufacturing applications), dated 14.12.2004

  CDA between BioLab Water Additives and Lancashire Chemical Works Limited (relating to spray drying of water treatment products), dated 13.11.2000

  CDA between BioLab Water Additives and Lancashire Chemical Works Limited (relating to the investigation of spray-drying solids from liquid polymers), dated 23.06.2004

  CDA between FMC Corporation Process Additives Division and FMC Corporation (UK) Limited, and Mayo Chemical Company Inc (relating to the toll-manufacture of chemical products, the development of new chemical products, the marketing of additives for aqueous systems and joint venturing), dated 29.04.1996

  CDA between BioLab Water Additives and Maxwell Chemicals Pty. Ltd (relating to the calcium oxalate scale inhibition performance of polymeric products), dated 26.06.2000

  CDA between FMC Corporation (UK) Limited and Maxwell Chemicals (Sales) Pty Limited (relating to the sale of water treatment chemicals and formulations), dated 01.01.1994

  CDA between BioLab Water Additives and M&J Polymers Limited (relating to the assessment of the feasibility of manufacturing certain polymers on behalf of BioLab), dated 27.08.2003

  CDA between Great Lakes Chemical Corporation, Manchester Business School, Professor Alan Pearson and Mr Jorge Gomes (relating to Mr Gomes' PhD study on the cross-functional integration and performance of new product development teams), dated 02.12.1999

  CDA between FMC Corporation (UK) Limited and M&J Polymers Limited (relating to the assessment of the feasibility of manufacturing certain polymers on behalf of FMC), dated 07.04.1997

  CDA between BioLab Water Additives and Magnablend Inc (relating to the evaluation of the costing and capability to manufacture BioLab chemical products and formulations), dated 29.01.2004

  CDA between FMC Corporation and M&J Polymers Limited (relating to the evaluation of the ability of M&J to manufacture polymers of substantially the same quality), dated 07.04.1997

  CDA between FMC Corporation and M&J Polymers Limited (relating to the assessment of the feasibility of manufacturing certain polymers on behalf of FMC), and letter to extend the CDA, dated 13.12.1995, dated 01.12.1994

  CDA between FMC Corporation and Nalco Chemical Company (relating to peracetic acid and its application to industrial water and process systems including packaging and delivery systems), dated 01.08.1995

  CDA between BioLab Water Additives and Neste Chemicals GmbH (relating to the evaluation of BCDMH in particle and fibre board technology), dated 30.11.2000

  CDA between BioLab Water Additives and Notox Safety and Environmental Research BV (relating to the registration of BioLab chemicals and products), dated 25.06.2004

  CDA between FMC Corporation (UK) Limited and FMC Corporation, and Nippon Shokubai Co Limited (relating to water soluble polymers), a letter regarding Clause 4 of the CDA, dated 30.09.1998 and letters regarding an extension of the CDA, dated 11.06.2001, dated 28.09.1998

  CDA between FMC Corporation (UK) Limited and FMC Corporation, and Nippon Shokubai Co Limited (relating to the evaluation of denatured samples in applications which exclude textile, paper and scale deposit control applications in aqueous systems), dated 01.02.1999

  CDA between BioLab Water Additives and Ondeo-Nalco Europe BV (relating to toll manufacturing of a blend of NaBr and a surfactant for water treatment applications), dated 15.04.2003 (copy only includes BioLab signature)

  CDA between BioLab Water Additives and Oekophil AG (relating to application testing of bromine-based biocides in the paper industry), dated 09.02.2000 (copy only includes BioLab signature)

  CDA between BioLab Water Additives and Omnia-Chem Limited (relating to application testing of bromine-based biocides in the paper industry), dated 03.02.2000 (copy only includes BioLab signature)

  CDA between BioLab Water Additives and Puckorius & Associates Inc (relating to a study of the market potential for industrial biocides), and fax correspondence regarding conflicts of interest, dated 15.01.2003, dated 25.01.2001

  CDA between Prater Industries Inc and Bio-Lab, Inc (relating to powder separation), dated 03.08.1999

  CDA between Pnoc - Energy Development Corporation and BioLab Water Additives (relating to the evaluation of the performance of Geogard SX in facilities operated by PNQC - EDC), dated 15.04.2005

  CDA between FMC Corporation (UK) Limited and FMC Corporation, and Pincock, Allen & Holt Inc (relating to analysis of the use of antiscalants in heap leaching operations in North America), dated 22.11.1993

  CDA between BioLab Water Additives and Rural Research Limited (relating to establishing the efficacy of BioLab products in soils treated with lime and / or any fertilisers), dated 19.03.2003

  CDA between BioLab Water Additives and Rayonier Inc (relating to the evaluation of chemical products in Rayonier's pulp technology processes), dated 12.07.2002

  CDA between Reckitt Benckiser Inc and Bio-Lab, Inc (relating to the evaluation of future business relationship), dated 26.03.2004

  CDA between FMC Corporation (UK) Limited and FMC Corporation, and Raytheon E&C (relating to the evaluation of plant design), dated 19.05.1998

  CDA between Southware Research Institute and Bio-Lab, Inc (relating to proprietary information relating to encapsulation and process research), dated 11.04.2000

  CDA between Sweco and Bio-Lab, Inc (relating to powder separation), dated 16.08.1999

  CDA between Stellar and Bio-Lab, Inc (relating to the preliminary evaluation and feasibility analysis of its manufacturing and processing capability), dated 21.08.2000

  CDA between BioLab Water Additives and SF Chemical Importaciones SA de CV (relating to the registration of Bellacide 350 with CICOPLAFEST Mexico), dated 21.09.2004

  CDA between BioLab Water Additives and STL Runcorn Ltd (relating to the evaluation of chemical research samples in biodegradation studies), dated 18.09.2001

  CDA between Sturtevant Inc and Bio-Lab, Inc (relating to powder separation), dated 29.10.1999

  CDA between FMC Corporation (UK) limited and FMC Corporation, and Suzhou University (relating to crease resistance in silk fabrics), dated 14.07.1999

  CDA between BioLab Water Additives and Seven Seas Water Corporation (relating to the evaluation of BCDMH in reverse osmosis), dated 26.04.2002

  CDA between FMC Corporation (UK) Limited and FMC Corporation, and Seaco Technologies (relating to the control of silicon based deposits in aqueous systems), dated 01.02.1996

  CDA between FMC Corporation (UK) Corporation and FMC Corporation, and Strategic Analysis Inc (relating to a customer satisfaction survey for a manufacturer of additives for water treatment), dated 10.05.1993

  CDA between BioLab Water Additives and Toagosei Company Limited (relating to processes for the manufacture of water soluble polymers from acrylic acid, acrylamide and their derivatives), dated 16.08.2001

  CDA between FMC Corporation (UK) Limited and FMC Corporation, and Toagosei Company Limited (relating to water soluble AA-AMPS copolymers), dated 12.08.1996

  CDA between BioLab Water Additives and T.L. Joubert & Associates Inc (relating to investigating the suitability of BioLab water treatment products in the North Americas municipal waste water market), dated 25.06.2001

  CDA between FMC Corporation (UK) Limited and FMC Corporation, and Tioxide Group Services (relating to pigment dispersants), dated 06.09.1995

  CDA between BioLab Water Additives and TNO Nutrition and Food Research Institute (relating to the manufacture of radio-labelled product and a biodegradation study), dated 02.11.1999

  CDA between BioLab Water Additives and TNO Industrial Technology (relating to the effects of hydantoin and quaternary phosphonium based compounds on paper sheets and paper fibres), dated 24.01.2001

  CDA between FMC Corporation (UK) Limited and FMC Corporation, and T.R. Oil Services Ltd (relating to the evaluation of FMC samples for suitability as scale inhibitors), dated 26.02.1997

  CDA between BioLab Water Additives and T.R. Oil Services Ltd (relating to the samples, specifications, formulae, manufacturing processes, know-how, technical descriptions and other technical and economic data, relating to oil recovery and processing aids, including but not limited to corrosion inhibitors, wax inhibitors, asphaltene inhibitors, scale inhibitors, drag reducers, relative permeability modifiers and products for hydrate control), dated 24.05.2001

  CDA between BioLab Water Additives and T.R. Oil Services Ltd (relating to the development of a Bellasol S50 residual concentration detection method), dated 25.10.2000

  CDA between FMC Corporation (UK) Limited and FMC Corporation, and Urban Consultants Inc (relating to the market for wet strength additives in paper and paper products), dated 03.10.1998

  Secrecy Agreement between Dr N Billingham of the School of Chemistry and Molecular Sciences, Brighton UK and FMC Corporation (UK) Limited (relating to the synthetic route to the formation of water soluble polyacids via 'living radical' and related block forming routes), dated 17.04.1996

  CDA between Vortec Products Co and Bio-Lab, Inc (relating to powder form of BCDMH for the purpose of evaluating equipment), dated 19.10.1999

  CDA between The Wood-Based Composite Center and Bio-Lab, Inc (relating to the evaluation of the performance and marketability of a new catalyst system for adhesives), dated 03.11.2000

  CDA between BioLab Water Additives and Vivendi Water Systems (relating to equipment for the application of bromine tablets to water systems), and letter relating to brand names dated 14.03.2001, dated 14.03.2001

  CDA between BioLab Water Additives and Vivendi Water Systems (relating to a possible agreement for a marketing Alliance (Global or Regional) for the supply of equipment, chemicals and services to the Water Treatment Industry), dated 25.06.2002

  CDA between FMC Corporation (UK) Limited and FMC Corporation and Scanmax Kemi AB (relating to the evaluation of samples as scale inhibitors in pulp and paper processing applications), dated 01.11.1997

  Part 5: Supplier Contracts

  Supply Agreement between BioLab and Alco Chemical, to which BioLab agrees to purchase a proportion of BioLab's third party supply requirement in North America of the products, dated 01.03.2004

  Letter to BioLab Water Additives from Chemtreat Inc (regarding the award of 1 year contract for raw-materials / products from 01.01.2006 to 31.12.2006), dated 21.12.2005

  Purchase Order between Great Lakes Manufacturing (UK) Limited and Cytec Industries UK Limited for the purchase of Bellacide 350, dated 19.12.2005

  Requirements agreement between Cytec Industries B.V. and Customer, dated 2000

  Part 6: Agency Contracts

  Letter from BioLab Water Additives appointing Resicor Enterprise Inc as agent in the Philippines, dated 11.04.2005

  Sales Agency Agreement, in which BioLab Water Additives appoints Bahwan Engineering Company LLC as non-exclusive agent for the Sultanate of Oman), dated 03.03.2002

  Sales Agency Agreement, in which Bio-Lab, Inc appoints Process Engineering Company (PENCO) as agent for the State of Bahrain), dated 21.07.1998

  Sales Agency Agreement, in which Bio-Lab, Inc appoints Mr G. Zeugin as agent for Libya) and letter amending Agency Agreement (to an exclusive Agency Agreement) dated 17.05.2002 and 03.03.2002 respectively

  Agreement, in which Bio-Lab, Inc appoints Qatar Desalination Chemical Company as agent for the State of Qatar, dated 22.12.2004

  Agency Agreement, in which FMC Corporation (UK) Limited appoints Sattar Group Consultants as agent for Iran, renewed by letter dated 16.10.1996, dated 22.08.1993, and letter requesting consent to assign this agreement, dated 12.04.2006

  Agency Agreement, in which BioLab Water Additives appoints Al-Salim Chemical Services & Contracting Co. as agent for the State of Kuwait, two letters extending Agency Agreement to 31.12.2006, dated 01.05.2000, and letter requesting consent to consign this agreement, dated 12.04.2006

  Agency Agreement, in which BioLab appoints Al Washel Trading Establishment as agent for the Kingdom of Saudi Arabia, dated 21.11.2002

  Sales Agency Agreement, in which FMC Corporation (UK) Limited appoints waterchem Industrial Water Services as agent for Greece, letter extends Sales Agency Agreement up to 31.12.1998, dated 12.07.1999, dated 03.04.1997, and letter requesting consent to assign this agreement, dated 12.04.2006

  Sales Agency Agreement, in which BioLab Water Additives appoints Gleam Enterprises Pty Ltd as agent for Australia, undated (copy unexecuted), together with letter extending the agreement, dated 06.01.2006.

  Part 7: Miscellaneous Contracts

  Memorandum of Understanding, in which BioLab Water Additives agrees to work together with Electricity Generating Authority of Thailand to develop water treatment services for cooling water, boiler water and desalination systems in Thailand, Vietnam, Myanmar, Laos and Cambodia, undated (expires 31.12.2005)

  Memorandum of Understanding, in which BioLab Water Additives is a party and agrees to work together with Liangchi Cooling Equipment (Shanghai) Co. on the distribution of a product in the People's Republic of China, dated 25.03.2005, and letter requesting consent to assign this agreement dated 20.04.2006.

  Agreement entitled "Quotation" between BioLab Water Additives and Notox B.V. (test laboratory) for toxicology testing, dated 27.03.2006

  Agreement entitled "Quotation" between Great Lakes Manufacturing (UK) and Solvias AG (test laboratory) for certain testing, dated 23.11.2005.

  Agreement entitled "Quotation" between BioLab Water Additives and Notox B.V. (test laboratory) for toxicology testing, dated 17.11.2005

  "Scope of Services" consultancy agreement appointing Notox B.V. as a consultant for BioLab Water Additives for tasks regarding regulatory and advisory services, dated 27.03.2006.

  Part 8: Excluded Contracts

  Vendor Supply Agreement between Lime-O-Sol Company and Jones-Hamilton Co, dated 01.08.2002

  Chlorine Sale Agreement between Bio-Lab, Inc and ERCO Worldwide, a Division of Superior Plus Inc, and, dated 18.11.2004.

  Liquiflow Carbon Dioxide and Equipment Agreement, between Bio-Lab, Inc and Praxair, Inc, dated 29.12.1997.

  Contract for sale of Acetone Cyanohydrin between Great Lakes Chemical Corporation, Inc and E.I. DuPont de Nemours & Company, dated 21.07.1993

  Supply Contract for Maleic Anhydride -Year 2006, between Great Lakes Chemical Corporation and Lonza S.p.A, dated 12.2005, expires 31.12.2006

  Agency Agreement, in which FMC Corporation (UK) Limited appoints Abu Dhabi Maritime and Mercantile International as commercial agent for the Emirate of Abu Dhabi, dated 21.12.1992, and letter requesting consent to assign this agreement dated 12.04.2006

  Agency Agreement, in which Ciba-Geigy Plc (trading as Ciba-Geigy Plastics and Additives Company) appoints Sultan Bin Rashed All Dhahiri as agent for the sale of the Ciba-Geigy in the UAE, dated 01.07.1982

  SCHEDULE 10

  Allocation of Consideration

  See attached

  SCHEDULE 11

  Determination and Confirmation of the Inventory Amount

  THE STOCK TAKE

  The Parties shall procure that representatives from each of BWA UK or the relevant Purchaser and GLCC or the relevant Seller shall attend at the premises of the Sellers (or third party contractors) at which the Purchased Inventory is stored in order to undertake a physical inspection of the Purchased Inventory for the purposes of determining the value of such Purchased Inventory in accordance with the principles specified in paragraph 2 of this Schedule 11. Such inspection shall take place on the Completion Date.

  BASIS OF VALUATION

  The Purchased Inventory shall be valued on a basis consistent with the way in which inventory has been calculated in the Financial Accounts, which is more particularly described below:

      Purchased Inventory located in the United States

      the Purchased Inventory shall be valued on a first-in, first-out basis using Standard Costs plus the Capitalization of Variances

        "Standard Cost" means the Raw Material Cost plus the Overhead Cost;

        "Raw Material Cost" means the budgeted purchase cost of the raw materials including all budgeted delivery costs associated with receiving such raw materials into the facility at Adrian, Michigan less any budgeted rebates;

        "Overhead Cost" means the budgeted costs associated with converting the raw materials into finished goods (including without limitation the costs of water, electricity, maintenance of plant and machinery, employment, supplies and other related costs) in accordance with budgeted production;

        "Capitalization of Variances" means the capitalization of Variances applicable to on hand inventory computed based on inventory turns; and

        "Variance" means the difference by which the actual cost of inventory is above or below Budgeted Cost (whether such difference arises as a result of differences in the type of raw materials used, the cost of raw materials, delivery costs, manufacturing costs or otherwise).

      Purchased Inventory located in the UK, Europe and Shanghai the Purchased Inventory shall be valued on a first-in, first-out basis using Standard Costs plus the Capitalization of Variances

        "Standard Cost" means the Raw Material Cost plus the Overhead Cost;

        "Raw Material Cost" means the budgeted purchase cost of the raw materials including all budgeted delivery costs associated with receiving such raw materials into the relevant facility less any budgeted rebates;

        "Overhead Cost" means the budgeted costs associated with converting the raw materials into finished goods (including without limitation the costs of water, electricity, maintenance of plant and machinery, employment, supplies and other related costs) in accordance with budgeted production;

        "Capitalization of Variances" means the capitalization of the latest two months of Variances based on inventory turns; and

        "Variance" means the difference by which the actual cost of inventory exceeds Budgeted Cost (whether such difference arises as a result of differences in the type of raw materials used, the cost of raw materials, delivery costs, manufacturing costs or otherwise).

      Purchased Inventory located in Japan

      the Purchased Inventory shall be valued on a first-in, first-out basis;

      the Purchased Inventory shall be valued at the inter-company invoice price plus all delivery costs associated with receiving such raw materials into Japan including without limitation all costs of in-bound freight, customs duties and inspection charges.

      Inventory Reserves

      The Seller has, on a subjective basis and in accordance with past practice, created reserves against inventory whose utility is deemed to be less than their cost, whether due to physical deterioration, obsolescence, changes in prices or otherwise. In determining reserves, the Seller takes into account variables such as type of material, feasibility of reworking, potential future sales, value of product, utility to customers importance of specification and shelf life determinants. Inventory in respect of which a reserve for less than full value has been created will constitute Purchased Inventory and shall be valued in accordance with the above provisions less the amount of the reserve.

      Obsolete Goods

  Obsolete goods shall comprise only those finished goods in respect of which a reserve against the full value has been created, as reflected from the books and records of the Sellers' Group. For the avoidance of doubt, obsolete goods are excluded from the Purchased Inventory.

  PROCEDURE FOR DETERMINING INVENTORY AMOUNT

    Review of the Inventory Amount Statement

    As soon as practicable following the physical stock take, GLCC (on behalf of the Sellers) shall prepare the Inventory Amount Statement and shall provide a copy of the same to BWA UK (one behalf of the Purchasers).

    If BWA UK Disagrees with Calculation

    BWA UK (on behalf of the Purchasers) shall, within 15 Business Days of the Inventory Amount Statement being submitted to it, notify GLCC in writing either that it approves of the Inventory Amount Statement or that it disagrees with it in which event BWA UK shall in such notification give details of the matters with which it disagrees and the reasons for such disagreement and shall use all reasonable endeavours forthwith to resolve the matter or matters in dispute with GLCC.

      Any such joint resolution which enables the Inventory Amount to be agreed shall be expressed in a joint confirmation signed by both BWA UK (on behalf of the Purchasers) and GLCC (on behalf of the Sellers), stating the Inventory Amount, which confirmation shall immediately be binding on the Purchasers and the Sellers.

      If no Inventory Amount Joint Resolution shall be issued within 30 Business Days of the Inventory Amount Statement having been submitted to BWA UK, the matter shall be referred to the Independent Accounts appointed in clause 10 of this Agreement which firm shall then determine the matter in dispute and shall confirm the Inventory Amount. The Independent Accountants shall act as experts and not as arbitrators. Their decision shall be communicated in writing to BWA UK and GLCC and shall be final and binding upon the Purchasers and GLCC. BWA UK and GLCC shall be entitled to make representation to the Independent Accountant, with such representations being copied to the other party.

      For the avoidance of doubt before such referral shall be made to such Independent Accountants, GLCC shall be entitled to review the Inventory Amount Statement in the light of the matters raised by BWA UK and to propose further adjustments to the Inventory Amount Statement for review by the Independent Accountants.

    Records etc. to be Made Available

    GLCC shall use reasonable endeavours to procure that all records, working papers and other information within its possession or control as may be reasonably required by BWA UK and/or the Independent Accountants for the purposes of this schedule shall be made available upon a request for them and shall generally render all reasonable assistance reasonably necessary for the preparation of the Inventory Amount Statement.

    Meaning of "Inventory Amount Final Confirmation"

    For the purposes of this Agreement "Inventory Amount Final Confirmation" shall mean the final confirmation of the Inventory Amount, being either:

      the confirmation issued by BWA UK pursuant to paragraph 3.2 on agreeing the Inventory Amount Statement in which case the Inventory Amount Final Confirmation shall be treated as being issued five Business Days after the date of its issue by BWA UK; or

      the Inventory Amount Joint Resolution (if a disagreement shall have been resolved as mentioned in paragraph 3.2(a)) in which case the Inventory Amount Final Confirmation shall be treated as being issued five Business Days after the date upon which the Inventory Amount Joint Resolution has been given; or

      the decision of the Independent Accountants (if any matter shall be referred to the Independent Accountants as mentioned in paragraph 3.2(b)) in which case the Inventory Amount Final Confirmation shall be treated as being issued five Business Days after the date upon which the decision shall have been given.

    Meaning of "Inventory Amount Joint Resolution"

    For the purposes of this Agreement "Inventory Amount Joint Resolution" shall mean the joint resolution between BWA UK (on behalf of the Purchasers) and GLCC (on behalf of the Sellers) as envisaged in paragraph 3.2(a);

    Meaning of "Inventory Amount Statement"

  For the purposes of this Agreement "Inventory Amount Statement" shall mean the statement showing the calculation of the Purchased Inventory as at the Completion Date to be prepared in accordance with this schedule 11 in order to calculate the value of the Purchased Inventory at the Completion Date.

  INITIAL CONSIDERATION ADJUSTMENT

  The Purchasers and Sellers agree that the Initial Consideration shall be reduced by an amount equal to the difference between the accounts receivable and the accounts payable of the Business as at 31 January 2006, being the sum of US$10.185 million.

  SCHEDULE 12

  Retention Contracts

  J. Bardia (3 months base salary).

  Erich Dawson (6 months base salary).

  Retention Payment letter (6 months base salary) addressed to Beverley Hepburn, dated 24.01.2006.

  Retention Payment letter (3 months base salary) addressed to Colin Hogan, dated 24.01.2006.

  Retention Payment letter (5 months base salary) addressed to Jill Horton, dated 16.01.2006.

  Retention Payment letter (3 months base salary) addressed to Takehiko Ishizuka, dated 12.01.2006.

  Retention Payment letter (3 months base salary) addressed to Dave Kay, dated 24.01.2006.

  Retention Payment letter (3 months base salary) addressed to Mohamed Khafagy, dated 24.01.2006.

  Retention Payment letter (3 months base salary) addressed to Suresh Patel, dated 24.01.2006.

  Retention Payment letter (3 months base salary) addressed to Gianni Pilatt, dated 24.01.2006.

  Retention Payment letter (50% basic salary) addressed to JC Shia, dated 15.03.2005.

  Retention Payment letter (3 months base salary) addressed to Alastair Sholl, dated 24.01.2006.

  Steve Strba (3 months base salary).

  Retention Payment letter (140% base salary) addressed to Paul Turgeon, dated 20.01.2006.

SCHEDULE 13

(Deliberately left blank)

SCHEDULE 14

Part 1 - BioLab Gulf
Date and place of incorporation:	9 November 1999 in Frauenfeld, Switzerland
Registered number:	CH-440.4.013.054-4
Registered office:	Bahnhofplatz 65, 8501 Frauenfeld, Switzerland
Authorised share capital:	CHF20,000, divided into 20,000 shares of CHF1 each
Issued share capital:	CHF 20,000 comprising 20,000 shares all fully paid
Shareholders:	The issued share capital is held as follows:
	Number and class of shares	Registered holder	Beneficial owner
	20,000 shares	Great Lakes Chemical (Europe) GmbH	Great Lakes Chemical (Europe) GmbH
Directors:	Marcus Van Gerwen Colin Hogan
Secretary:	None
Auditors:	None
Bankers:	Thurgau Kantonal Bank
Accounting reference date:	31 December
Outstanding mortgages or charges:	None

Part 2 - BioLab Arabia
Date and place of commercial registration:	17.10.1420H (24 January 2000) in Jubail
Registered number:	2055004521
Registered office:	Madina Street, City of Jubail
Postal address:	P.O. Box 3863, Jubail 31952
Authorised share capital:	Not applicable
Issued share capital:	SR8 million, divided into 16,000 shares with a value of SR500 each, all fully paid
Shareholders:	The issued share capital is held as follows:
	Number and class of shares	Registered holder	Beneficial owner
	8,160 shares	Al Hejailan Projects Engineering Company	Al Hejailan Projects Engineering Company
	7,840 shares	Biolab Gulf	Biolab Gulf
Directors:	Paul Turgeon Myles Odaniell
Secretary:	None
Auditors:	Ernst & Young Int'l, Riyadh, Saudi Arabia
Bankers:	SAMBA Financial Group & National Commercial Bank (both in Riyadh, Saudi Arabia)
Accounting reference date:	31 December
Outstanding mortgages or charges:	All assets are mortgaged in favour of SIDF

SIGNED by                              )

duly authorised for and on behalf )

of BIO-LAB, INC. )

SIGNED by                               )

duly authorised for and on behalf )

of GREAT LAKES CHEMICAL CORPORATION )

SIGNED by                              )

duly authorised for and on behalf )

of GREAT LAKES CHEMICAL )

(EUROPE) GmbH )

SIGNED by                               )

duly authorised for and on behalf )

of CHEMTURA JAPAN LIMITED )

SIGNED by                               )

duly authorised for and on behalf )

of GREAT LAKES CHEMICAL )

FAR EAST LIMITED )

SIGNED by                               )

duly authorised for and on behalf )

of GREAT LAKES CHEMICAL )

(S) PTE LIMITED )

SIGNED by                               )

duly authorised for and on behalf )

of GREAT LAKES MANUFACTURING )

(UK) LIMITED )

SIGNED by                               )

duly authorised for and on behalf )

of GREAT LAKES SALES (ITALY) Srl )

SIGNED by                              )

duly authorised for and on behalf )

of BAYROL IBERICA S.A. )

SIGNED by                               )

duly authorised for and on behalf )

of CHEMTURA CORPORATION )

SIGNED by                               )

duly authorised for and on behalf )

of BWA WATER ADDITIVES UK LIMITED )

SIGNED by                               )

duly authorised for and on behalf )

of BWA WATER ADDITIVES JAPAN K. K )

SIGNED by                               )

duly authorised for and on behalf )

of BWA WATER ADDITIVES USA LLC )

SIGNED by                               )

duly authorised for and on behalf )

of MCAW GROUP LIMITED )